UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ANSYS, Inc.

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MESSAGE FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Stockholders:
Sound corporate governance and independent oversight of a company’s strategic execution are essential ingredients of a well-run company and the protection of long-term stockholder value. ANSYS had a very successful 2017, and the Board is proud of all that has been accomplished, including the strong governance record underlying that success. However, the Board is not resting on those laurels, and is continuing to seek opportunities to improve the governance of our Company.

Stockholder Engagement

The Board takes our stockholders’ points of view very seriously and, as a result, we have an active investor relations program. During 2017, the Company’s management engaged in an extensive review of our stockholders’ perception of the Company and its management. The feedback from this comprehensive study was reported directly to the Nominating and Corporate Governance Committee in December 2017. One of the most significant topics discussed with stockholders in 2017 was proxy access. Stockholders requested this access as a basic stockholder right and an important way to engage in the Company’s governance. After careful consideration and review, the Board agreed that this request was consistent with the best corporate governance practices as well as with established trends among S&P 500 companies. The Company developed amended bylaws incorporating proxy access during December 2017, and those bylaws were adopted in January 2018.

Board Composition

The Board is committed to building an optimal and diverse mix of skills and approaches in its ranks. I am proud of the talent represented on the current Board with directors bringing a range of traditional and non-traditional viewpoints and expertise from financial acumen, to a technology innovation mindset, to industry expertise, to executive leadership and also deep board experience. Two of our directors, however, are not standing for re-election in May 2018. During 2017, the Board engaged in director succession planning activities, which included identification of candidates to the Board. In December 2017, we were delighted to welcome Dr. Alec D. Gallimore to our Board, who brings a tremendous wealth of technical expertise and experience in innovation. We also proactively identified other promising candidates who could bring further diversity to the Board and align Board skills with the Company’s strategy, including bringing additional women onto the Board. The Board is confident that it will succeed in increasing its ranks during 2018. We worked hard on diversity topics and in the fourth quarter decided to supplement the Company’s corporate governance policies to emphasize inclusion of diverse candidates as a key pillar of Board recruitment efforts. The Company’s new Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter, each of which include this mandate, were adopted in February 2018.

Board Effectiveness

Throughout 2017, the Board maintained its close communication and interaction with the Company’s management. With the market for engineering simulation more dynamic than ever, we took steps to ensure strategic planning kept pace. The Board and its committees also maintained the robust annual cycle of discussing and guiding the Company’s strategy, including review of the 2018 annual plan. I personally engaged closely with the CEO and we are partnering seamlessly and frequently. While the Board is functioning well, we continued our annual practice of self-evaluation at the full Board level and separately within each committee. During this process candid discussions are encouraged and areas for improvement are identified.

It was an exciting and successful year for ANSYS and I am proud to be a part of that success. I am committed to continuing to work closely with my fellow Board members and our CEO as we strive to ensure continuing growth in stockholder value for the long-term. Thank you for your continued support during 2017.

Sincerely,

Ronald W. Hovsepian

Lead Independent Director

ANSYS 2018 Proxy Statement	3

ANSYS, Inc.

Southpointe

2600 ANSYS Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 18, 2018

TO THE STOCKHOLDERS OF ANSYS, INC.		HOW TO CAST YOUR VOTE

The annual meeting of Stockholders of ANSYS, Inc. (“ANSYS,” “we,” or the “Company”) will be held on Friday, May 18, 2018, at 11:30 a.m. Eastern Time, virtually via live webcast at www.virtualshareholdermeeting.com/anss2018 for the following purposes, as more fully described in the accompanying proxy statement:

Your vote is important to the future of ANSYS. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:
1.	The election of two Class I Directors for three-year terms;

2.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;	Vote by Internet www.proxyvote.com

3.	The compensation of the Company’s named executive officers, to be voted on a non-binding, advisory basis; and,	Vote by Phone 1.800.690.6903

4.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.	Vote by Mail Mail your signed proxy card

The Board has fixed the close of business on March 20, 2018 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Only holders of record of common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

See “Other Matters—Questions and Answers About the Proxy Materials and Our 2018 Annual Meeting” for details on voting requirements and additional information about the annual meeting.

We appreciate your continued support of ANSYS.

Very truly yours,

Janet Lee

Vice President, General Counsel and Secretary

4	ANSYS 2018 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights important information contained within this proxy statement. You should read the full proxy statement carefully and consider all information before voting. The Notice of Annual Meeting, proxy statement and proxy card are first being made available to stockholders of the Company on or about April 6, 2018 in connection with the solicitation of proxies by the Board of the Company for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about April 9, 2018.

Proposal #1: Election of Class I Directors

The Board recommends a vote FOR the election of Guy E. Dubois and Alec D. Gallimore as Class I Directors of the Company.

Proposal #2: Ratification of Selection of Independent Registered Public Accounting Firm

The Board and the Audit Committee recommend a vote FOR the ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm.

Proposal #3: Advisory Vote on Compensation of Named Executive Officers

The Board and the Compensation Committee believe that the Company’s executive compensation program is effective in achieving the Company’s objectives, and recommend a vote FOR the approval of the compensation of our named executive officers.

2017 Financial and Operational Highlights

2017 was a year of significant achievement for the Company.

We focused on reinvigorating top-line growth while preserving our commitment to a strong margin structure and cash flow. We delivered the following results:

In addition to these milestones, we diversified our customer base and revenue streams, had a high rate of recurring revenue, continued to build deferred revenue and backlog, continued our share repurchase program, and completed multiple acquisitions. The Company also introduced distinctive new technologies. ANSYS 18 builds on our industry-leading technology with new rich features. Our technology preview of Discovery Live introduces a new paradigm in instantaneous simulation, to enable interactive design exploration and rapid product innovation.

In June 2017, Standard & Poor’s Dow Jones Indices added ANSYS to the S&P 500 Index, reflecting its growth and importance in the market place. The price of the Company’s common stock grew during 2017 by 58%.

Corporate Governance

Sound corporate governance and independent oversight of a company’s strategic execution are essential ingredients of a well-run company. The ANSYS Board remains committed to strong corporate governance and the protection of long-term stockholder value.

Please see “Corporate Governance at ANSYS” beginning on page 12 for a description of our corporate governance practices. These include, but are not limited to:

•	Lead independent director

•	Separate CEO and lead independent director roles

•	Stockholder engagement program

•	100% independent committee members

•	Proxy access

•	Annual Say-on-Pay Vote

•	Stock ownership guidelines for directors and officers

•	Board risk oversight

•	Independent directors meet without management present

•	Clawback policy

•	Anti-hedging and pledging policy

•	Code of Conduct for directors, officers, and employees

•	Periodic review of committee charters and governance policies

ANSYS 2018 Proxy Statement	5

Executive Compensation Highlights

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Our executive compensation is largely driven by our performance. Below are graphical representations depicting our stock price performance over 1-year, 3-year, 5-year and 10-year periods relative to the NASDAQ composite, Russell

1000 and S&P 500 indices, and a peer group consisting of Autodesk, PTC, Cadence and Synopsys.

While 2017 was a transitional year for ANSYS, with Dr. Ajei S. Gopal being named CEO and new leadership joining the Company, we achieved record performance without disruption of business.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN

Assumes Initial Investment of $100

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN

Assumes Initial Investment of $100

6	ANSYS 2018 Proxy Statement

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Assumes Initial Investment of $100

COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN

Assumes Initial Investment of $100

ANSYS 2018 Proxy Statement	7

Named Executive Officer Pay

The Compensation Committee believes that the named executive officers were reasonably and fairly compensated for the exceptional performance of the Company in 2017. The charts below depict how each element of compensation disclosed in the

Summary Compensation Table on page 45 was weighted for our CEO and other named executive officers for 2017.

Our executive compensation philosophy has been consistent and heavily focused on the creation of value for our stockholders. We emphasize compensation that is realized through continued improved performance in the form of performance-based equity.

8	ANSYS 2018 Proxy Statement

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals, and to retain and attract qualified executive officers who will lead us to long-term success and enhance stockholder value. Listed below are highlights of our 2017 compensation policies and practices:

What We Do	What We Don’t Do

•  Performance-based cash and equity incentives

•  Significant portion of executive compensation at risk based on Company performance

•  Clawback provision on performance-based compensation

•  Stock ownership guidelines for directors and executive officers

•  Performance-based cash and equity incentive compensation

•  100% independent directors on the Compensation Committee

•  Independent compensation consultant engaged by the Compensation Committee

•  Annual review and approval of our compensation strategy

•  Limited and modest perquisites

•  No “single trigger” change of control benefits for executives

•  No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees

•  No tax gross-ups for change in control benefits

•  No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives or our common stock

ANSYS 2018 Proxy Statement	9

10	ANSYS 2018 Proxy Statement

ANSYS 2018 Proxy Statement	11

CORPORATE GOVERNANCE AT ANSYS

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board is divided into three classes, and is currently comprised of four Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting; provided, however, that pursuant to the terms of Mr. Cashman’s Transition

Agreement, as disclosed in earlier filings, Mr. Cashman has agreed to tender his resignation at the end of the applicable transition period (April 30, 2019) or upon any termination of his employment prior to April 30, 2019. Patrick J. Zilvitis and Bradford C. Morley, each currently a Class I Director, are not standing for re-election, and we intend to reduce the size of the Board accordingly to eight with two Directors in Class I following the annual meeting.

At the annual meeting, two Class I Directors will be put forth for election to serve until the annual meeting of stockholders in 2021 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Guy E. Dubois for re-election and

Dr. Alec D. Gallimore for election as Class I Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Dubois and the election of Dr. Gallimore as Class I Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election or election and to serve, if elected, as Directors. However, if any person nominated by our Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board may recommend.

We maintain a majority voting policy for the election of directors. This means that in order for a nominee to be elected in an uncontested election, the number of votes cast “For” such nominee’s election must exceed the number of votes cast “Against” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of the election.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF GUY E. DUBOIS AND ALEC D. GALLIMORE AS CLASS I DIRECTORS OF THE COMPANY.

DIRECTOR CLASSES

NAME	AGE	DIRECTOR SINCE
Class I—Term Expires 2018
• Guy E. Dubois	63	2015
• Alec D. Gallimore	54	2017
• Bradford C. Morley (not standing for re-election)	71	2001
• Patrick J. Zilvitis (not standing for re-election)	75	2000

Class II—Term Expires 2019
• Michael C. Thurk	65	2007
• Ronald W. Hovsepian	56	2012
• Barbara V. Scherer	62	2013

Class III—Term Expires 2020
• James E. Cashman	64	2000
• William R. McDermott	56	2007
• Ajei S. Gopal	56	2011

12	ANSYS 2018 Proxy Statement

DIRECTOR NOMINATIONS

Guy E. Dubois Age 63 Independent Director since 2015 Compensation Committee

Qualifications

Mr. Dubois’ qualifications to serve on the ANSYS Board of Directors include his service in senior leadership positions at software and technology companies, his extensive background in international operations, and his experience as a director of a publicly held company and as chairman of a board of directors.

Experience

From 2013 to 2015, Mr. Dubois was a Senior Advisor at Silver Lake, a leading private equity technology investor. From July 2011 to July 2012, he was CEO at TEMENOS, a banking software provider. From 2009 to 2011, Mr. Dubois served as president and CEO of MACH Group, a hub-based mobile communications exchange solutions provider. From 2007 to 2008, Mr. Dubois was the EVP and president of the global products division of Amdocs. From 2005 to 2007, he was president and CEO of Cramer Systems. Between 2001 and 2005, he was EVP at Peoplesoft, where he led strategy and business development outside North America. Previously, Mr. Dubois held senior positions with Vantive, Sybase and Digital Equipment Corporation.

Principal Occupation

Director of ANSYS, Inc. and a member of its Compensation Committee, and serves as a director on the boards of other publicly and privately held companies.

Other Directorships

Mr. Dubois currently serves as a director of Guidewire Software, Inc., a public company, as Chairman of the Board of The Access Group, and as Chairman of NewVoiceMedia.

Alec D. Gallimore Age 54 Independent Director since 2017 Audit Committee

Qualifications

Dr. Gallimore’s qualifications to serve on the ANSYS Board of Directors include his extensive background in engineering, research and how simulation can be used to create innovative products.

Experience

Dr. Gallimore holds several posts at the University of Michigan, including the Robert J. Vlasic Dean of Engineering, the Chief Academic and Executive Officer of Michigan Engineering, the Richard F. and Eleanor A. Towner Professor of Engineering, an Arthur F. Thurnau Professor for teaching excellence, and as a professor in both the Department of Aerospace Engineering and the Applied Physics program. He is also director of the NASA-funded Michigan Space Grant Consortium and co-director of the Plasmadynamics and Electric Propulsion Laboratory. Dr. Gallimore has graduated 40 Ph.D. students and 14 master’s students, has written more than 340 technical articles, and holds several patents. He has served on a number of NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board.

Principal Occupation

As described above, Dr. Gallimore holds several posts at the University of Michigan.

ANSYS 2018 Proxy Statement	13

CONTINUING DIRECTORS
James E. Cashman Age 64 Chairman of the Board Director since 2000

Qualifications

Mr. Cashman’s qualifications to serve on the ANSYS Board of Directors include senior responsibilities in technology, product and market strategy management, as well as sales, operational and international functions, prior to his general management role with the Company for 18 years.

Experience

Mr. Cashman became Chairman of the Board in January 2017. Prior to that, he was the president of the Company from 1999 to January 2017, and the Company’s CEO from February 2000 through January 1, 2017, when he was succeeded by Dr. Gopal. Mr. Cashman served as senior vice president of operations upon joining the Company in September 1997 until April 1999. Prior to joining the Company, Mr. Cashman served from 1995 to September 1997 as vice president of marketing and international operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing. From 1992 to 1994, he was vice president of product development and marketing at Metaphase Technology, Inc. a product data management company, which was a joint venture of Structural Dynamics Research Corporation and Control Data Systems. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1992, in a number of sales and technical positions.

Principal Occupation

Chairman of the Board of ANSYS, Inc.

Other Directorships

Mr. Cashman serves on the board of Answers Holdings, Inc. and is the Chairman of the Pittsburgh Technology Council.

William R. McDermott Age 56 Independent Director since 2007 Chairman of the Nominating and Corporate Governance Committee Compensation Committee

Qualifications

Mr. McDermott’s qualifications to serve on the ANSYS Board of Directors include his experience serving and having served in top positions with large leading global software and technology companies for more than 20 years and his extensive general management, international and customer-facing insights.

Experience

Mr. McDermott was appointed CEO of SAP AG in May 2014. From February 2010 to May 2014, Mr. McDermott was co-CEO of SAP. He has been a member of the Executive Board of SAP AG since 2008. Prior to that appointment, Mr. McDermott was the president and CEO of SAP Global Field Operations. Prior to SAP, Mr. McDermott served as executive vice president of Worldwide Sales & Operations at Siebel Systems and as president of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including president of the U.S. Major Account Organization and senior vice president/general manager of Xerox Business Systems.

Principal Occupation

Mr. McDermott is the CEO of SAP AG and a member of its Executive Board.

Other Directorships

Mr. McDermott serves on the board of Under Armour, Inc., a public company, and Dell SecureWorks.

14	ANSYS 2018 Proxy Statement

Barbara V. Scherer Age 62 Independent Director since 2013 Audit Committee

Qualifications

Ms. Scherer’s qualifications to serve on the ANSYS Board of Directors include her practical and strategic insight into complex financial reporting and management issues and significant operational expertise, gained over a career spanning more than 30 years, including 25 in senior financial leadership roles in the technology industry.

Experience

Ms. Scherer was senior vice president, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers from 1998 to 2012, and was vice president, finance and administration and chief financial officer from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010 she served as a director of Keithley Instruments, a publicly traded test and measurement company, until its acquisition by Danaher Corporation.

Principal Occupation

Director of ANSYS, Inc. and a member of its Audit Committee.

Other Directorships

Ms. Scherer is a director of Netgear, Inc., a public company, and Ultra Clean Holdings, Inc., a public company.

Ajei S. Gopal Age 56 President and Chief Executive Officer Director since 2011

Qualifications

Dr. Gopal’s qualifications to serve on the ANSYS Board of Directors include his background in both technology and senior management of large software and technology companies, and his experience in global operations and business development.

Experience

Dr. Gopal has been serving as the Company’s president and CEO since January 2017. From August 2016 through December 2016, Dr. Gopal served as the Company’s president and chief operating officer. He was appointed as an independent member of the Company’s Board of Directors in 2011, and served in that capacity until his employment by the Company as of August 2016. From April 2013 until he joined the Company, Dr. Gopal was an operating partner at Silver Lake, including a secondment to serve as interim President and COO at Symantec Corporation. From 2011 until 2013, he was senior vice president at Hewlett Packard. Prior to that, Dr. Gopal was executive vice president at CA Technologies from 2006. From 2004 to 2006, he worked for Symantec Corporation, where he served as executive vice president and chief technology officer. Earlier, Dr. Gopal served as CEO and a member of the board of ReefEdge Networks, a company he co-founded in 2000. Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and later in IBM’s Software Group.

Principal Occupation

President and CEO of ANSYS, Inc. and a member of its Board of Directors.

Other Directorships

Dr. Gopal serves on the board of Citrix Systems, Inc., a public company, and is a member of its Compensation Committee.

ANSYS 2018 Proxy Statement	15

Ronald W. Hovsepian Age 56 Independent Director since 2012 Lead Independent Director Compensation Committee

Qualifications

Mr. Hovsepian’s qualifications to serve on the ANSYS Board of Directors include his extensive experience in the technology and software industries as a CEO, senior manager, and venture capital investor, in sales, marketing, and product development.

Experience

Mr. Hovsepian has served as the Company’s lead independent director since October 2014. From October 2014 through December 2016, Mr. Hovsepian was also the non- executive chairman of the Company’s board. Mr. Hovsepian served as president, CEO and director of Synchronoss Technologies from January to April 2017. Previously, Mr. Hovsepian served as president and CEO of Intralinks, Inc., from December 2011 to January 2017, and president and CEO of Novell, Inc. from 2005 to 2011. He joined Novell in 2003 as executive vice president and president, worldwide field operations. Prior to his time at Novell, Mr. Hovsepian spent from 2000 to 2003 in venture capital. He started his career at IBM and served in a number of executive positions over approximately 16 years. Mr. Hovsepian has served as a member of the board for ANN Inc. from 1998 to August 2015. In that time, he also served as the non-executive chairman of the board of ANN Inc. from 2005 to 2015.

Principal Occupation

Lead Independent Director of the Board of ANSYS, Inc. and a member of its Compensation Committee.

Other Directorships

Mr. Hovsepian serves on the board of ECi Software Solutions.

Michael C. Thurk Age 65 Independent Director since 2007 Audit Committee

Qualifications

Mr. Thurk’s qualifications to serve on the ANSYS Board of Directors include his extensive general management experience at large worldwide technology-focused companies.

Experience

Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC, which provides business and technical consulting for emerging communications companies. From 2006 to 2008, Mr. Thurk served as chief operating officer and member of the board at Avaya, Inc. He also held the position of president of Avaya’s Global Communications Solutions and was previously a group vice president of systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was executive vice president of Division Data Backbone and Optical Networks and president of Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was president of Xyplex Networks and a vice president with General Data Comm. Prior to that, he worked for Digital Equipment Corporation in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk retired as a director of Acme Packet, Inc., a company specializing in border control solutions, in September 2010.

Principal Occupation

In addition to serving as a member of the Board of Directors of ANSYS, Inc. and being a member of its Audit Committee, Mr. Thurk is the managing partner for Mariposa Consulting, LLC.

16	ANSYS 2018 Proxy Statement

DIRECTORS NOT STANDING FOR RE-ELECTION
Bradford C. Morley Age 71 Independent Director since 2001 Chair of the Audit Committee Nominating and Corporate Governance Committee

Qualifications

Mr. Morley’s qualifications to serve on the ANSYS Board of Directors include his extensive background in senior financial roles in companies engaged in technology areas of relevance to the Company, and his experience in service as a director and as chairman of a board of directors.

Experience

Mr. Morley served as a director for various high technology software companies from 1994 through 2016, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, 2020 Technologies and CoCreate Software, Inc., where he served as chairman of the board. From 1990 to 1993, Mr. Morley was president of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for 15 years at Structural Dynamics Research Corporation, where he served as senior vice president and general manager. Mr. Morley has wide-ranging experience in operational and strategic senior management roles within companies which directly address similar or adjacent markets to those of the Company.

Principal Occupation

Director of ANSYS, Inc., a member of its Nominating and Corporate Governance Committee, and Chairman of its Audit Committee.

Patrick J. Zilvitis Age 75 Independent Director since 2000 Chair of the Compensation Committee Nominating and Corporate Governance Committee

Qualifications

Mr. Zilvitis’ qualifications to serve on the ANSYS Board of Directors include his experience and perspective as the Company expanded its internal information technology capabilities, integrated acquisitions, and evolved its worldwide sales model to partner with customers’ engineering, internal information technology and executive management organizations.

Experience

Mr. Zilvitis was chief information officer and corporate vice president of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. From 1987 to 1992, Mr. Zilvitis managed the consulting services business at Digital Equipment Corporation. From 1985 to 1987, Mr. Zilvitis served as president of Martin Marietta Data Systems, responsible for its commercial systems integration, software and timesharing businesses and company-wide internal information technology. Mr. Zilvitis started his career with IBM and spent 17 years in sales, product management and general management positions. Notably, he managed IBM’s Personal Computer channel for large accounts in 1981, during the beginning years of the PC. Mr. Zilvitis formerly served as a director of Stocker Yale, Inc., a specialty optics manufacturer, from 2004 to 2009, and has been an independent IT consultant since his retirement from Gillette.

Principal Occupation

A Director of ANSYS, Inc., a member of its Nominating and Corporate Governance Committee, and Chairman of its Compensation Committee.

ANSYS 2018 Proxy Statement	17

DIRECTOR INDEPENDENCE

The Board completed a thorough review of the independence of each ANSYS director. This review included investigation into the relationships that each non-employee director has with ANSYS and other factors that the Board deemed relevant in determining independence, such as beneficial ownership of our capital stock. The Board has determined that each of Mr. Dubois, Dr. Gallimore, Mr. Hovsepian, Mr. McDermott, Mr. Morley, Ms. Scherer, Mr. Thurk, and Mr. Zilvitis is not an affiliate or employee of the Company and is considered independent under Rule 5605 of the NASDAQ listing requirements and the Exchange Act.

Board Responsibilities

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and provide the framework for corporate governance of the Company. The Company’s current Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance” and are updated on that website to the extent any amendments are adopted, as was the case with the revisions adopted in February 2018.

Oversight of Risk Management

The Board has responsibility to provide risk oversight as a part of each Director’s obligations to the Company and its stockholders. The Board aims to set a healthy “tone at the top” and guides the Company’s management to take appropriate measures to control material risk. The Board executes on these responsibilities directly and also through its standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which is comprised solely of members and chairs who qualify as independent directors. While the Board believes that the Company practices good risk management strategies and processes, it is the Board’s responsibility to oversee the pressure testing of these strategies and processes on a continuous basis in order to ensure that risk management stays effective despite evolving market conditions, business strategies, regulatory rules, and Company development.

The Board, directly and through its Audit Committee, receives a risk management update from the Company’s management as part of its regular quarterly meetings and reviews all risk assessments conducted by the Company annually. In addition, the Audit Committee oversees the Company’s annual enterprise business risk assessment and bi-annual fraud risk assessment which are conducted by the Company’s internal auditor. The internal auditor reports directly to the Audit Committee. This annual assessment reviews the Company’s performance with regard to ongoing financial, operational, and strategic risks, both existing and new.

Details on the activities and responsibilities of the Board’s committees are discussed later in this proxy statement. In summary, the Board promotes the Company’s long-term stockholder value by providing oversight of risk management. The committees implement the Board’s oversight in particular focus areas, namely:

The Audit Committee provides primary oversight over financial reporting, regulatory compliance, internal controls and cyber-security.

The Compensation Committee provides primary oversight over employee compensation practices and policies, and non-executive director compensation practices and policies.

The Nominating and Corporate Governance Committee provides primary oversight of corporate governance practices, legal matters, succession planning, and conflicts of interest.

18	ANSYS 2018 Proxy Statement

Stockholder Nominations

The Company’s bylaws allow stockholders to nominate individuals for election to the Board at the annual meeting of stockholders. Please see “Stockholder Proposals for 2019 Annual Meeting” on page 57 for a description of the requirements for stockholders to make a nomination.

In addition, in January 2018, the Company adopted new bylaws that for the first time allow stockholders to nominate individuals to the Company’s Board through proxy access for inclusion in its proxy statement. The Board believes that the adopted proxy access provision is a best practice for mature and successful public companies and provides an important avenue for stockholders to exercise their rights as investors in the Company’s success. The following is a summary of the requirements for a stockholder to access the proxy and should be read in conjunction with the detailed requirements found in the Company’s bylaws.

Who	•	A stockholder or group of up to 20 stockholders

	•	Holding at least 3% of the Company’s outstanding capital stock

	•	For at least 3 years

What	•	Can generally nominate up to 20% of the Board

	•	Or at least two individuals, if that is greater than 20%

When	•	Generally must be received not later than the 120th day nor earlier than the 150th day prior to the anniversary date of the immediately preceding annual meeting

Stockholder Engagement

We take pride in our engagement with our stockholders. We welcome the insights and feedback our stockholders bring to our management team and take the stockholders’ point of view into account when developing our governance practices. The Board firmly believes the mutual trust we aim to build with our stockholders is one of the key components of good governance and is a key element of driving board responsibility and a strong governance culture.

ANSYS has a very active investor relations program, engaging with stockholders and interested investors on a global basis throughout the year via investor conferences, non-deal roadshows, conference calls and headquarters visits. We conducted a comprehensive investor perception study in the fall of 2017, eliciting feedback from owners, former owners and sell-side analysts. This feedback was shared with the Nominating and Corporate Governance Committee and will be used to strengthen and improve the investor relations program going forward. We also held a full-day Investor Day on September 14, 2017. The event was an opportunity for investors to meet and engage with senior management and to learn about our vision, strategy and go-to-market plans under the new leadership team. The video archive and presentations from the event are available on our IR website at www.investors.ansys.com.

Code of Business Conduct and Ethics

The Board collaborated with the Company’s management during 2017 to develop and update the Code of Business Conduct and Ethics (“Code”), which was published in February 2018. The Code applies to all employees, officers and directors of the Company and its subsidiaries. The updated Code emphasizes the key role that the Code plays in the activities of the Company and the importance that the Board places on integrity in innovation and business. The Code is the centerpiece of the Company’s annual ethics program, which includes activities related to ethical business practices throughout the year. The Code is posted on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.” We will also provide a copy of our Code to stockholders upon request.

ANSYS 2018 Proxy Statement	19

ANSYS Citizenship and Sustainability

ANSYS is committed to the betterment of the world in which we live and work. Our technology enables companies in every industry to design, develop and test an endless range of products – from windmills to electric vehicles – prior to building a physical form, thus reducing the use of materials and other resources. Our products enable companies to find more efficient configurations for their products more rapidly. ANSYS has a number of ongoing sustainability initiatives. These initiatives include, among other things, a LEED certified corporate headquarters as well as recycling and energy conservation initiatives at our various locations throughout the world.

We value diversity, particularly in the software industry in which we operate. ANSYS attracts talent from various backgrounds and of different capabilities to develop solutions to support our customers and communities on a global basis and is committed to promoting diversity. We have established an ANSYS Women in Technology initiative to raise awareness for the need to recruit, develop, and retain women in our organization and to empower our employees to build their career, confidence and network at ANSYS.

ANSYS strives to maintain strong relationships with our employees. In 2017, we launched a global employee engagement survey which we will continue to conduct on an ongoing basis. We also encourage feedback via our compliance and ethics hotline.

We are engaged with our local communities to help those in need. ANSYS invests where we have a presence by partnering with nonprofit organizations that help children improve their math, science and education skills or support initiatives to address critical social needs facing the community or region. In addition to providing support for these nonprofit organizations, ANSYS encourages our employees to participate actively in every community in which we operate around the world by volunteering their time and lending their expertise for STEM-related initiatives. We view our support as an investment to build long-term relationships in these communities in which our employees work and live around the globe.

Disclosure Regarding Human Trafficking and Anti-Slavery

ANSYS does not condone or support practices such as human trafficking, physical abuse of workers, or any form of child labor.

Related-Party Transactions

ANSYS has adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must be approved by a majority of the members of the Board, and by a majority of the disinterested members of the Board. In addition, the terms of such transactions must be no less favorable to the Company than could be obtained from unaffiliated third parties. The Nominating and Corporate Governance Committee has primary oversight over both the policy, including determining whether any updates should be made to the policy, as well as for review of any such related party transactions and recommending to the Board whether entering into any such transaction is advisable. Additionally, the Audit Committee has authority to review such transactions to the extent required as part of its review of the Company’s financial statements. The Company believes that its policy, together with the multi-faceted oversight approach, provides for a focused yet broad-based approach to reviewing and considering any potential related party transactions. The Company had no related party transactions for more than $120,000 during fiscal 2017.

Board Structure and Processes

Leadership Structure

The roles of Chairman of the Board, Lead Independent

Director of the Board, and CEO of the Company are separated. Effective as of January 1, 2017, Dr. Gopal became our CEO (whose office was previously held by Mr. Cashman) and Mr. Cashman became the Chairman of the Board. During any time that our Chairman is not independent, as is currently the case with Mr. Cashman, the Board is led by our Lead Independent Director, currently Mr. Hovsepian. Mr. Hovsepian has the principal responsibility for leading meetings of our independent directors, which ensures that our independent directors have a strong voice in the leadership of the Board. When our Chairman of the Board is not independent, our Lead Independent Director also is the primary point of consultation with the Nominating and Corporate Governance Committee regarding director nominations and process and management succession planning, which the Company believes helps to maintain a strong and independent direction to our highest-level governance activities.

20	ANSYS 2018 Proxy Statement

We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company. It gives primary responsibility for the Company’s operational leadership to our CEO, while the Lead Independent Director facilitates our Board’s independent oversight of management, organizes communication between the management and the Board, and leads the Board’s consideration of governance matters. The Nominating and Corporate Governance Committee periodically reviews the Board’s leadership structure and, when appropriate, recommends changes in response to evolving needs.

Our Board delegates principal responsibility for its risk management and assessment functions to its Audit Committee. In addition to the Audit Committee, the Compensation Committee has the primary responsibility for reviewing the impact of our compensation programs on our risk management efforts. We have determined that the chair of the Audit Committee and the chair of the Compensation Committee should not serve on another committee with a significant area of risk management. In addition to all meetings of the independent directors being led by our Lead Independent Director, we believe there is a division of risk management roles that generates a strong culture of risk management within our Board.

Board Processes

Each standing committee of the Board conducts a thorough evaluation of its effectiveness each year. In addition, the

Nominating and Corporate Governance Committee conducts an annual evaluation of the Board. The purpose of the evaluations is to identify areas of strength and areas for improvement in the activities and effectiveness of each committee and the Board. The evaluations are generally in the form of a detailed assessment performed by the chair of each committee. The chair of the Nominating and Corporate Governance Committee conducts the assessment of the Board. The process begins with the chair initiating the assessment using a questionnaire that includes self and peer appraisals. The chair then engages with individual Board members, summarizes conclusions about performance, and then leads a candid discussion with the relevant committee and the Board. The Board then takes such further action as it deems appropriate.

The Company supports and encourages the continuing education of Board members. The Company maintains membership in the National Association of Corporate Directors and reimburses the directors for their expenses in attending trainings and other events on topics including committee roles and responsibilities, and legal and ethical developments. The Company also provides educational sessions periodically to the Board on the Company’s business, industry developments, and other pertinent topics.

Board Meetings

Our Board of Directors held seven meetings during 2017. Each of the directors attended at least 75% of the aggregate of the Board meetings and meetings of Board committees of which they were a member during the periods for which they served in 2017.

Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may from time to time establish ad hoc and special purpose committees that are transient.

Audit Committee

Chair:	Mr. Morley
Members:	Ms. Scherer
Mr. Thurk
Dr. Gallimore

Each member of the Audit Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 and required by Rule 5605(c) of the

NASDAQ listing requirements. Our Board has determined that each of Mr. Morley and Ms. Scherer qualifies as an “audit committee financial expert.” Our Audit Committee held five meetings during 2017.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements, and monitors legal and regulatory compliance. The committee is responsible for, among other things:

•	selecting our independent registered public accounting firm to audit financial statements and to perform services related to the audit

•	reviewing the scope and results of the audit

ANSYS 2018 Proxy Statement	21

•	reviewing with the Company’s management and our independent registered public accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements

•	reviewing our periodic disclosures related to the Company’s financial statements

•	considering the adequacy of our internal accounting procedures

•	overseeing internal audit and compliance with the Sarbanes-Oxley Act of 2002

•	overseeing our risk management policies and practices

•	establishing policies for business values, ethics and employee relations

Our Audit Committee charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Compensation Committee

Chair:	Mr. Zilvitis
Members:	Mr. Dubois
Mr. Hovsepian
Mr. McDermott

Each member of the Compensation Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 and required by Rule 5605(d) of the NASDAQ listing requirements. The Compensation Committee held five meetings during 2017.

Our Compensation Committee oversees our compensation policies, plans and programs. The committee is responsible for, among other things:

•	reviewing and approving the compensation of our CEO

•	reviewing and approving the compensation of our executive officers

•	overseeing general compensation levels, policies and programs for our employees as a group

•	approving and administering our equity plans

•	overseeing succession planning for our senior management

•	to the extent not established by the Board, establishing compensation and benefits for our Chairman of the Board and for non-employee directors

Our Compensation Committee charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Chair:	Mr. McDermott
Members:	Mr. Zilvitis
Mr. Morley

Each member of the Nominating and Corporate Governance Committee is not an affiliate or employee of the Company and is independent as such term is defined in Rule 5605 and required by Rule 5605(e) of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held two meetings during 2017.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. The committee is responsible for, among other things:

•	overseeing the qualification and nomination process for potential director candidates

•	reviewing the continued qualifications of existing directors

•	overseeing corporate governance

The Nominating and Corporate Governance Committee has retained for a fee a search firm to help identify suitable director candidates.

Our Nominating and Corporate Governance Committee charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the NASDAQ listing requirements. There are no Compensation Committee interlocks.

22	ANSYS 2018 Proxy Statement

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2017 annual meeting: James E. Cashman, Guy E. Dubois, Ajei S. Gopal, William R. McDermott, Michael C. Thurk, and Patrick J. Zilvitis.

Diversity on the Board

The Nominating and Corporate Governance Committee values diversity among the Board’s membership as an important means to ensure its quality and oversight capabilities. The Committee is responsible for reviewing and evaluating the qualifications required of Board members and strives for a Board comprised of directors with traditional and non-traditional experience and backgrounds, reflected by diversity in skills, abilities, industry knowledge, experience, gender, race and ethnicity. The Committee actively seeks candidates for the Board that embody these elements of diversity, as well as such other skills and experiences considered useful by the Board depending on its needs.

Committee Rotation

On February 16, 2018, our Board took action to change the membership of its standing Committees in light of the new composition of the Board, and in fulfillment of a goal of having periodic rotation of Committee responsibilities. This action will be effective as of the annual meeting that will take place in May 2018. As a result of this action, the Committees will upon the annual meeting have the following memberships:

Committee	Current composition	New composition
Audit	Bradford C. Morley (chair) Alec D. Gallimore Barbara V. Scherer Michael C. Thurk	Barbara V. Scherer (chair) Alec D. Gallimore Michael C. Thurk
Compensation	Patrick J. Zilvitis (chair) Guy E. Dubois Ronald W. Hovsepian William R. McDermott	Guy E. Dubois (chair) Ronald W. Hovsepian William R. McDermott
Nominating and Corporate Governance	William R. McDermott (chair) Bradford C. Morley Patrick J. Zilvitis	William R. McDermott (chair) Ronald W. Hovsepian Michael C. Thurk

ANSYS 2018 Proxy Statement	23

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each non-employee director will receive the following cash and equity compensation for Board service. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Cash Compensation

During 2017, our non-employee directors were entitled to receive the following cash fees:

•	$40,000 per year for service as a Board member

•	$40,000 per year for service as the Lead Independent Director

•	$20,000 per year for service as chair of the Audit Committee

•	$20,000 per year for service as chair of the Compensation Committee

•	$15,000 per year for service as chair of the Nominating and Corporate Governance Committee

•	$10,000 per year for service as a member of the Audit Committee

•	$10,000 per year for service as a member of the Compensation Committee

•	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee

Equity Compensation

Each then-serving non-employee director is granted a Restricted Stock Unit (RSU) award having a value of $300,000 on the date of each annual meeting of stockholders. If an independent director’s commencement date is other than the date of an annual meeting of stockholders, such independent director may be granted, on such independent director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders. Dr. Alec Gallimore received a pro-rated initial award upon being elected to the board in December 2017 pursuant to the terms outlined above.

The annual RSU awards will vest upon the earlier of one year from the date of grant or the date of the Company’s next regular annual meeting of stockholders, subject to accelerated or prorated vesting under certain circumstances such as death or disability or change in control of the Company. Shares of our common stock will be issued at, or shortly following, the vesting of the RSUs.

Prior to 2016, certain directors were granted deferred stock units (“DSUs”) as part of our director compensation program. In 2016, our Compensation Committee approved of a plan to allow our non-employee directors to have the ability to diversify a portion of any DSUs that may be held by such Director, subject to the Director Stock Ownership Guidelines (described on page 26). Since November 1, 2016, non-employee Directors have been permitted to choose individually whether to retain all or part of his or her existing DSUs or to elect another investment alternative, such as an index or mutual fund or funds. This program is subject in all respects to our Director Stock Ownership Guidelines, meaning that Directors would only be permitted to diversify DSUs held in excess of the required minimum ownership guidelines. Two of our independent Directors elected to diversify a portion of his or her DSUs in 2017.

Our employee directors do not receive this additional compensation for service on the Board.

24	ANSYS 2018 Proxy Statement

Director Compensation Table 2017

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
James E. Cashman(4)	$0	$1,799,978	$275,395	$2,075,373
Guy E. Dubois	$50,000	$299,879		$349,879
Alec D. Gallimore(5)	$1,875	$123,976		$125,851
Ronald W. Hovsepian	$90,000	$299,879		$389,879
William R. McDermott	$65,000	$299,879		$364,879
Bradford C. Morley	$65,000	$299,879		$364,879
Barbara V. Scherer	$50,000	$299,879		$349,879
Michael C. Thurk	$50,000	$299,879		$349,879
Patrick J. Zilvitis	$65,000	$299,879		$364,879

(1)	Dr. Ajei Gopal has been omitted from this table because he received no compensation for serving on our Board in Fiscal 2017. Mr. Gopal’s compensation as CEO for Fiscal 2017 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 32.
(2)	Refer to Note 11, “Stock-based Compensation” beginning on page 77 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 22, 2018 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the vesting period, in accordance with accounting guidance for stock-based compensation. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.
(3)	As of our December 31, 2017 fiscal year end, the aggregate number of non-employee Director stock options outstanding was 255,754, the aggregate number of non-employee Director DSU awards outstanding was 161,815, the aggregate number of non-employee Director RSU awards outstanding was 79,701, and the aggregate number of non-employee Director PSU awards outstanding was 108,307. The following are the aggregate number of outstanding stock option awards held by each of our non-employee Directors as of December 31, 2017: Mr. Cashman: 185,254; Mr. Morley: 24,500; and Mr. Thurk: 46,000. The following are the aggregate number of outstanding DSU awards held by each of our non-employee Directors as of December 31, 2017: Mr. Dubois: 1,857; Mr. Hovsepian: 21,523; Mr. McDermott: 49,420; Mr. Morley: 11,200; Ms. Scherer: 15,015; Mr. Thurk: 17,600 and Mr. Zilvitis: 45,200. Mr. Zilvitis elected in 2016 to diversify 5,000 of his 45,200 DSUs and in 2017 to diversify 14,500 of his 45,200 DSUs. Mr. McDermott elected in 2017 to diversify 10,000 of his 49,520 DSUs. The following are the aggregate number of outstanding RSU awards held by each of our non-employee Directors as of December 31, 2017: Mr. Cashman: 61,684; all other non-employee Directors: 2,454. As of December 31, 2017, Mr. Cashman also had 108,307 PSU awards outstanding. Please refer to the Equity Compensation section of our Non-Employee Director Compensation for additional information regarding the awards that were granted in 2017.
(4)	Pursuant to the terms of his Transition Agreement, as disclosed in earlier filings, Mr. James E. Cashman III, who is the Chairman of our Board, received a Restricted Stock Unit Award, and was to remain eligible to participate in all of the Company’s benefit plans subject to the terms of such plans. The amount disclosed in “All Other Compensation” consists of $248,901 paid in bi-monthly installments, $5,233 in 401k match contributions, $7,500 in car allowance, $1,440 in home office allowance and $12,321 in fringe benefits.
(5)	Based upon Dr. Alec Gallimore’s appointment to the Board on December 18, 2017. As such, he received a prorated stock award and fees for Fiscal 2017.

ANSYS 2018 Proxy Statement	25

Director Stock Ownership Guidelines

Non-employee directors are required to satisfy minimum stock ownership guidelines. Under these guidelines, non-employee directors are required to own equity in the form of stock or deferred stock units of the Company equal to a minimum of 5,000 shares and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. In 2017, all non-employee directors met his or her stock ownership guidelines. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Process for Determining Director Compensation

The Compensation Committee has the primary responsibility for reviewing the compensation paid to non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. Following a market assessment and analysis in late 2017 by the Compensation Committee’s independent compensation consultant, Compensia, our Board approved an increase of $5,000 to $25,000 per year for service as the Chair of the Audit Committee, effective as of January 1, 2018. No other changes were made to the cash or equity compensation of our directors. The Board made these changes in order to continue to attract, retain and reward qualified directors, consistent with market practices.

26	ANSYS 2018 Proxy Statement

PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”), independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, Deloitte served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of ANSYS and its stockholders. At the annual meeting, the stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Our Audit Committee is submitting the selection of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte will be present at the annual meeting, and will be available to respond to questions.

We maintain a majority voting policy for the ratification of our independent registered public accounting firm. This means that in order to ratify the selection of Deloitte as our independent registered public accounting firm, the number of votes cast “For” such ratification must exceed the number of votes cast “Against” ratification. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of the election. If the stockholders do not ratify the appointment of Deloitte, the Board or Audit Committee may reconsider the appointment.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Deloitte served as our independent registered public accounting firm for 2017, and has reported on our 2017 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte to serve as our independent auditor for 2018, and we are seeking your ratification of that appointment. A representative of Deloitte will be present at our annual meeting and will be available to respond to questions.

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with that accounting firm, reviews with management and that accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to 2017, the Audit Committee:

•	reviewed and discussed the audited financial statements with the Company’s management

•	discussed with Deloitte the matters required to be discussed by the PCAOB’s Auditing Standard No. 16, as amended (Communications with Audit Committee) and SEC Rule 2-07 of Regulation S-X, and

•	received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Deloitte its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board that the audited financial statements be included in our annual report on Form 10-K for 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE Bradford C. Morley, Chair Alec D. Gallimore Barbara V. Scherer Michael C. Thurk

ANSYS 2018 Proxy Statement	27

Independent Registered Accounting Firm Services and Fees

The following table sets forth the aggregate fees billed to the Company for professional services rendered by Deloitte for the fiscal years ended December 31, 2017 and 2016, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2017	2016
Audit fees	$999,650	$1,089,000
Audit-related fees	$197,500	$22,000
Tax fees(1)	$547,357	$978,000
All other fees	—	—

Total	$1,744,507	$2,089,000

(1)	Tax fees in 2017 did not exceed audit and audit-related fees paid to Deloitte, and $345,000 of the tax fees incurred in 2017 related to tax compliance and preparation. Tax fees in 2016 did not exceed audit and audit-related fees paid to Deloitte in 2016 and $356,000 of the tax fees incurred in 2016 related to tax compliance and preparation.

Deloitte did not provide any services to us related to financial information systems design and implementation during

2017 or 2016.

“Audit fees” in 2017 and 2016 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our annual reports on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-related fees” are for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2017 and 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any request for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte is compatible with maintaining Deloitte’s independence, and has concluded that it is compatible.

28	ANSYS 2018 Proxy Statement

PROPOSAL 3 NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by SEC rules, we are asking stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section beginning on page 32, the compensation tables, and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders.

We believe that our executive compensation program is effective in achieving the Company’s objective of attracting and retaining top-level talent.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2018 annual meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

We maintain a majority voting policy to approve the compensation of our named executive officers. This means that in order to approve the compensation of our named executive officers described in this proxy statement, the number of votes cast “For” such approval must exceed the number of votes cast “Against” approval. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of the election. Because this vote is advisory only, it will not be binding.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ANSYS 2018 Proxy Statement	29

OUR EXECUTIVE OFFICERS

During 2017, Dr. Gopal restructured the senior leadership team and the functions performed by each team member.

As such, there were changes made to our executive officers. The following table identifies certain information about our executive officers as of December 31, 2017.

Name	Age	Title
Ajei S. Gopal	56	Chief Executive Officer (“CEO”)
Maria T. Shields	53	Chief Financial Officer (“CFO”) and Senior VP of Finance and Administration
Richard Mahoney	55	Senior VP, World Wide Sales and Customer Excellence
Mark Hindsbo	46	VP and GM, Design Business Unit
Shane Emswiler	42	VP and GM, Electronics, Fluids and Mechanical Business Units
Janet Lee	54	VP, General Counsel and Secretary
Matthew C. Zack	48	VP, Business Development and Corporate Marketing

Ajei S. Gopal has been our president and chief executive officer since January 2017. From August 2016 through December 2016, Dr. Gopal was our president and chief operating officer. He has been a member of the Company’s Board of Directors since February 2011, serving as an independent member of the Board until he became a Company employee as of August 2016. From April 2013 until he joined the Company, Dr. Gopal was an operating partner at Silver Lake, including a secondment to serve as interim President and COO at Symantec Corporation. From 2011 until 2013, he was senior vice president at Hewlett Packard. Prior to that, Dr. Gopal was executive vice president at CA Technologies, which he joined in 2006. From 2004 to 2006, he was with Symantec Corporation, where he served as executive vice president and chief technology officer. Earlier, Dr. Gopal served as chief executive officer and a member of the board of directors of ReefEdge Networks, a company he co-founded in 2000. Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and later in IBM’s Software Group. He began his career as a member of the technical staff at Bell Communications Research. Dr. Gopal’s background in both technology and senior management of large software and technology companies, along with his experience in global operations and business development, provide significant insight and advisory capacity to the

Company’s Board of Directors.

Maria T. Shields has been our chief financial officer and vice president of finance and administration since September

1998. She was promoted to senior vice president in April 2018. Previously, she served as our corporate controller since September 1994 and as a vice president since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte & Touche LLP, including that of audit manager. Ms. Shields serves as a Director of the First National Bank of Pittsburgh Community Board.

Richard Mahoney joined ANSYS as our vice president of worldwide sales and customer excellence in December 2016. He was promoted to senior vice president in April 2018. From 2014 to 2016, he was senior vice president, design enablement and international sales, at Global Foundries. Prior to that, he had a long successful career at Cadence Design Systems, starting in 1989 as a software developer and architect, then advancing to senior vice president of worldwide field operations with responsibility for worldwide sales, field application engineering, customer support and sales operations. He brings a wealth of experience in sales leadership, business management, operations and technical roles. While at Cadence, he led a global engineering team and was responsible for multiple billions of dollars in international sales.

Mark Hindsbo joined ANSYS as the vice president of marketing in June 2015. As of April 2017, Mark became our vice president and general manager, design and platform business unit. As of December 2017, he became our vice president and general manager, design business unit. He brings a broad set of business and technical experiences across sales, marketing, business strategy, software development, and physics. Prior to joining ANSYS, from 2013 he was the vice president of customer success at Parallels. He spent over 10 years at Microsoft in roles ranging from general manager in the server and tools business group, to vice president of the developer business in the US. Prior to this he was at The Boston Consulting Group, co-founded an interactive marketing agency, and did scientific computing at Novo Nordisk. He has conducted nuclear research at CERN (European Organization for Nuclear Research).

30	ANSYS 2018 Proxy Statement

Shane Emswiler joined ANSYS as a result of the Ansoft acquisition in 2008. He has been in the simulation industry for 15 years bringing significant experience to his current role. Since April of 2017, he has been vice president and general manager of the electronics, fluids and mechanical business units. Previously, he was vice president and general manager of the electronics business unit which he held since 2010 when he transitioned from Chief Financial Officer of Ansoft. Prior to joining Ansoft he was a Senior Manager with Ernst & Young LLP.

Janet Lee joined ANSYS as vice president, general counsel & secretary in June 2017. From 2010 to 2017 she was the vice president, Legal and Intellectual Property at HERE Technologies. Prior to that, she had a successful career at Nokia, starting in 2007 as a director for legal and intellectual property supporting the Nokia Research Center, then advancing to vice president for legal and intellectual property matters for services. She worked until 2007 as assistant general counsel at America Online, Inc. Ms. Lee was an attorney at Cooley Godward LLP from 1996 to 1999. From 1995 to 1996 she was general counsel to the Renaissance Capital Group. She was an attorney for Clifford Chance from 1993 to 1995, and for Paul, Weiss, Rifkind, Wharton and Garrison from 1991 to 1993.

Matthew C. Zack joined ANSYS as the vice president of business development and corporate marketing in April 2017. He is a seasoned industry veteran with decades of experience, most recently as a senior corporate development executive at SAP from 2014. In that role, he identified potential M&A targets, executed transactions and delivered significant value for stockholders. Previously, he served as the executive vice president and chief financial officer of Ariba while leading corporate development and human resources. He was part of the management team that transformed Ariba to the cloud, fueling its growth and a nearly 400 percent increase in share price. Before joining Ariba, he headed corporate development at FreeMarkets and served in various consulting roles at Accenture.

ANSYS 2018 Proxy Statement	31

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Our Named Executive Officers

This compensation discussion and analysis section describes the compensation of our named executive officers. Our named executive officers for fiscal 2017 are Ajei S. Gopal, Maria T. Shields, Richard Mahoney, Mark Hindsbo, Shane Emswiler, and Fernando Esquivel.

Overview of Compensation Program & Philosophy

Paying for performance is the guiding principle of ANSYS’ total rewards strategy. ANSYS’ philosophy is to target actual total compensation delivered at the 50th percentile of the market. For sustained superior performance, ANSYS’ philosophy is to deliver premium actual total compensation that is comparable to the upper quartile of the peer group.

Our Compensation Committee ensures that the total compensation paid to our named executive officers is reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Management Transitions

This was an important transition year for the company. Dr. Gopal was appointed as our Chief Executive Officer on January 1, 2017 and new senior leaders were added to Dr. Gopal’s team.

As described in more detail below, during the course of 2017, the new leadership team helped drive the creation of substantial value for our customers and our stockholders. The Compensation Committee believes that the named executive officers were reasonably and fairly compensated for this exceptional performance.

Fiscal 2017 Business Highlights

The successful execution of the leadership transition is reflected through ANSYS’ 2017 key accomplishments.

Strong Company Performance

2017 was a year of significant achievement for the Company.

We focused on reinvigorating top-line growth while preserving our commitment to a strong margin structure and cash flow. We have succeeded in this commitment by delivering the following results.

•	Delivered higher value simulation tools to our customers, resulting in double-digit revenue growth and crossing the $1B revenue threshold for the first time

•	Diversified and increased customer base and revenue streams

•	Built deferred revenue and backlog

•	Continued to return capital to our shareholders through share repurchases

•	Completed multiple acquisitions to broaden product portfolio

•	Experienced growth in the Company’s stock price of over 58%

Details on the Company’s revenue growth during 2017 can be found in the Company’s annual report for the fiscal year ended December 31, 2017, filed on form 10-K.

S&P 500

In June 2017, Standard & Poor’s, Dow Jones Indices added ANSYS to the S&P 500 Index, reflecting its growth and importance in the market place with a market capitalization greater than $10 billion.

Launching New Technology

During the first quarter of 2017, we introduced ANSYS 18. Building on our industry-leading technology, ANSYS 18 is a feature-rich release that customers can use to accurately simulate and gain insights into products that are as diverse as the latest smartphone to highly efficient aircraft engines. The Company also provided a preview of ANSYS Discovery Live. ANSYS Discovery Live provides instantaneous simulation, tightly coupled with direct geometry modeling, to enable interactive design exploration and rapid product innovation. It is an interactive experience in which our customers can manipulate geometry, materials and physics, and instantaneously see 3-D results.

32	ANSYS 2018 Proxy Statement

2017 Say-on-Pay

Our Compensation Committee met to determine the compensation of our named executive officers for 2017 prior to our annual meeting in 2017. The Compensation Committee considered the results of the 2016 non-binding advisory “Say-on-Pay” proposal in connection with the discharge of its responsibilities regarding executive compensation. Since approximately 98% of our stockholders voting on the “Say-on-Pay” proposal approved the compensation of our named executive officers at our

2016 annual meeting, the Compensation Committee did not make any material changes to our compensation program.

What We Do

•	Performance-based cash and equity incentives

•	Significant portion of executive compensation at risk based on Company performance

•	Clawback provision on performance-based compensation

•	Stock ownership guidelines for directors and executive officers

•	Caps on performance-based cash and equity incentive compensation

•	100% independent directors on the Compensation Committee

•	Independent compensation consultant engaged by the Compensation Committee

•	Annual review and approval of our compensation strategy

•	Limited and modest perquisites

What We Don’t Do

•	No “single trigger” change of control benefits

•	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

•	No tax gross-ups for change in control benefits

•	No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives or our common stock

Our Executive Compensation Practices

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Listed below are highlights of our 2017 compensation policies and practices.

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead us to long-term success and enhance stockholder value. Each element of our compensation program supports these objectives.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel and other advisors to assist in the evaluation of executive officer compensation. The Compensation Committee has engaged Compensia, Inc. (“Compensia”), to review our executive compensation policies and practices by conducting an executive compensation market analysis and review of our equity practices to help ensure alignment with market practices. Compensia reviewed and advised on all principal aspects of our executive compensation program, including:

•	assisting in developing a peer group of publicly- traded companies to be used to help assess executive compensation;

•	assisting in assuring a competitive compensation framework;

•	meeting regularly with the Compensation Committee to review all elements of executive compensation including the competitiveness of our executive compensation program; and

•	assisting in the risk assessment of our compensation program.

Compensia provides no other services to the Company.

ANSYS 2018 Proxy Statement	33

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee is authorized to approve the compensation of our CEO, Dr. Gopal, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining the CEO’s compensation based on that evaluation. Dr. Gopal serves on our Board but recuses himself from any deliberations about his compensation. For 2017, Dr. Gopal prepared an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers. Our Compensation Committee considered this analysis along with an analysis from Compensia, in approving the compensation of our other named executive officers. To the extent not established by our Board, our

Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing independent Directors. Our CEO, our Vice President of Human Resources, and Compensia provide advice, analysis and recommendations to our Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our compensation programs for our named executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material adverse effect on the Company.

Our Compensation Committee and our Board considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	Our performance-based cash bonus awards are based in part on the achievement of at least two quantitative operational performance measures, thus diversifying the risk associated with any single indicator of performance.

•	Awards under our performance-based cash bonus programs are based on overall performance and qualitative individual goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based solely on Company financial performance metrics.

•	Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or- nothing” approach, which could engender excessive risk taking.

•	We have a long-term incentive plan which awards our executives with performance-based restricted stock units based on the performance of our common stock over successive three-year periods providing executives with strong incentives to increase stockholder value over the long-term. This plan is capped at between 100%—200% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•	Our Compensation Committee determines achievement levels under the Company’s performance-based cash bonus program in its discretion after reviewing Company and executive performance.

•	In 2017, our executive stock ownership policy requires executives to hold equity equal to a minimum of two times their base salary, or, in the case of our CEO, equal to a minimum of three times his base salary, and at least half of that minimum must be comprised of shares of stock, which aligns an appropriate portion of their personal wealth to our long-term performance. Executives must attain the levels described above within four years of becoming subject to this policy. We have increased our executive stock ownership policy beginning in 2018 as outlined on page 42.

34	ANSYS 2018 Proxy Statement

Peer Group Considerations

The list of peer companies developed by Compensia for consideration by our Compensation Committee in setting cash and equity compensation for our named executive officers for 2017 were the following:

2017 Peer Review Group
Akamai Technologies	Rackspace Hosting
Autodesk	Red Hat
Cadence Design	Splunk
FactSet Research	SS&C Technologies
Fair Issac	Synopsys
Mentor Graphics	Ultimate Software
Nuance	VeriSign
PTC	Workday
Qlik Technologies

For 2018, we have expanded our peer review group due to the evolution of the business focus of some of the peer group companies (Fair Isaac, FactSet Research Systems and SS&C Technologies). Others were removed from the list upon acquisition by another company (Mentor Graphics, Qlik Technologies and Rackspace Hosting). Below are the 2018 peer companies:

2018 Peer Review Group
Akamai Technologies	Red Hat
Aspen Technology	ServiceNow
Autodesk	Splunk
Cadence Design	Synopsys
Citrix Systems	Tableau Software
Guidewire Software	Tyler Technologies
LogMeIn	Ultimate Software
Nuance	VeriSign
Pegasystems	Workday
PTC

In relation to these peer companies as of the date of the 2017 Compensia analysis, our Company was at the 40th percentile in revenue, was at the 23rd percentile in number of employees, was at the 86th percentile in operating income and was at the 69th percentile in market capitalization.

Components of Compensation Program and Fiscal 2017 Compensation

Our executive compensation program consists of the following principal components:

•	base salary;

•	performance-based cash bonus;

•	performance-based and time-based equity grants in the form of restricted stock units; and

•	severance and change in control-related benefits.

We also provide our employees, including our named executive officers and other executive officers, with comprehensive employee benefit programs such as, in the United States, medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to eligible employees.

We emphasize performance-based compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balance between shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;

•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for nonquantitative achievements demonstrated by our executives in the actions and decisions they have made throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that, by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

ANSYS 2018 Proxy Statement	35

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to performance-based equity as he or she becomes more senior in the organization.

The charts below show the pay mix of our CEO and other named executive officers for fiscal 2017:

Base Salaries

We pay base salaries to attract talented executives and to provide a fixed base level of cash compensation. Base salaries for the named executive officers are individually determined by the Compensation Committee after consideration of:

•	the officer’s role, level of responsibility, leadership and experience;

•	employee retention;

•	internal equity considerations;

•	external competitiveness of the officer’s base salary and overall total compensation; and

•	individual performance.

There have generally been three bases for adjustment to base salary: annual increases, promotions or change in role, and market adjustments. The Compensation Committee considers base salary increases for our executive officers, including the named executive officers, annually, based on the factors described above. The Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.

2017 Base Salaries

The table below sets forth the annual base salaries for our named executive officers for 2017:

NEO	2017 Base Salary	% Increase	% of Peer Group M edian
Ajei Gopal	$750,000	36.40%	107%
Maria Shields	$388,888	3.46%	91%
Richard Mahoney	$370,000	0%	85%
Shane Emswiler	$261,000	3.00%	N/A *
Mark Hindsbo	$276,000	2.98%	78%
Fernando Esquivel	$268,000	3.07%	80%

*	Mr. Emswiler was not included in the 2017 Compensia executive compensation study.

As described above, Dr. Gopal became CEO on January 1, 2017. The Compensation Committee adjusted Dr. Gopal’s base salary to reflect his new role. All other base salary increases were customary annual adjustments based on market data of our peer group provided by Compensia, the recommendations of Dr. Gopal (other than with respect to his own base salary), and their individual performance. Mr. Mahoney joined the Company in December 2016 and therefore, was not eligible for an annual adjustment.

36	ANSYS 2018 Proxy Statement

Performance Based Cash Bonuses

A key compensation objective is to have a significant portion of each named executive officer’s compensation tied to Company performance. In support of this objective, we generally provide annual performance-based cash bonuses for our named executive officers, based on the achievement against corporate performance objectives established at the beginning of the calendar year. This performance-based cash bonus is designed to reward executives based on the achievement of Company financial goals as well as individual performance goals tied to the executive’s functional role. Executives are assigned a target bonus opportunity each year. Actual bonus awards are calculated based on the Company’s financial performance during the year and achievement of individual performance results.

At the beginning of 2017, the Board approved the 2017 operating plan, which included performance objectives for the Company that the Compensation Committee and Dr.

Gopal used to design our named executive officers’ cash bonus opportunity for 2017. The Compensation Committee set both individual and company metrics. The Compensation Committee believed that bookings and operating income were the appropriate company metrics that aligned with the Company’s growth strategy. The weighting of each metric is set forth in the tables below.

2017 Executive Incentive Plan: Metric Weighting
	Bookings	Operating Income	Individual Results
CEO	42.5%	42.5%	15%
Exec. Leadership Team	37.5%	37.5%	25%
Senior Leadership Team	25%	25%	50%

2017 Executive Incentive Plan: Metrics

Bookings performance[1]
			Payout as
Achievement	Amount	+/-Target	% of Target
Maximum	$1,175,900	110%	150%
Target	$1,069,000	100%	100%
Threshold	$1,015,550	95%	85%

OI Performance
			Payout as
Achievement	Amount	+/-Target	% of Target
Maximum	$526,130	110%	150%
Target	$478,300	100%	100%
Threshold	$454,385	95%	85%

Achievement that is less than 95% results in 0% payout.

Bookings is the measurement of total software sales and maintenance (excluding services and multi-year contract effects) in planned currency and excluding acquisitions that weren’t contemplated in the Company’s 2017 sales plan.

Operating Income is the operating income reported in the Company’s financial filings, adjusted to reflect such operating income in planned currency and to remove the impact of any acquisitions not contemplated in the Company’s 2017 financial plan, unless the inclusion of bookings related to any acquisitions is approved by the Compensation Committee.

Mr. Mahoney joined the Company in December 2016. Pursuant to the terms of his offer letter, he was to receive his cash bonus in semi-annual payments. Effective in 2018, Mr. Mahoney will receive annual payments consistent with the Company’s other executive officers.

2017 Target Cash Bonus

As in prior years, the target annual cash bonus opportunities

ANSYS 2018 Proxy Statement	37

for our named executive officers were generally expressed as a percentage of their respective base salaries. The table below shows the target bonus amount for each named executive officer as a percentage of base salary and as a corresponding cash amount:

NEO	2017 Target Bonus as % of Salary	2017 Target Cash Bonus	Total Cash Compensation Compared to Peer Median
Ajei Gopal	100%	$750,000	96%
Maria Shields	75%	$291,666	91%
Richard Mahoney	100%	$370,000	85%
Shane Emswiler	60%	$156,600	N/A *
Mark Hindsbo	60%	$165,600	79%
Fernando Esquivel	60%	$160,800	81%

*	Mr. Emswiler was not included in the 2017 Compensia executive compensation study.

2017 Cash Bonus Payments

Based on the achievement against the 2017 plan metrics, the Compensation Committee awarded cash bonuses in the amounts described in the table below:

NEO	2017 Cash Bonus Paid	2017 Cash Bonus Paid as % of Salary	2017 Cash Bonus Paid as % of Target
Ajei Gopal	$975,000	130%	130%
Maria Shields	$354,365	91%	122%
Richard Mahoney	$473,693	128%	128%
Shane Emswiler	$192,383	72%	120%
Mark Hindsbo	$182,740	66%	110%
Fernando Esquivel	$205,864	77%	128%

Long-term Equity Compensation

Our executive compensation program includes stock-based awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. The stock-based awards consist of performance-based Restricted Stock Units (PSUs) and time based Restricted Stock Units (RSUs).

PSUs align our executive officers’ pay to ANSYS’ financial performance based on specific financial performance metrics (i.e., revenue growth and operating margin) as well as a metric based on the return on the Company’s common stock (Total Stockholder Return or “TSR”). RSUs offer predictable value to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with our peer company compensation practices. The combination of PSUs and RSUs motivate and retain our valued executive officers.

In the future, we may introduce other forms of equity compensation to our executive officers that are aligned with the interests of our stockholders.

The Compensation Committee, in consultation with our CEO (other than with respect to his compensation), determines the size, mix, material terms and metrics (in the case of PSUs) of equity awards granted to each of our executive officers taking into consideration factors such as the scope of their role, responsibility, competitive market data provided by Compensia, individual performance and retention risk.

For 2017, the Compensation Committee decided to have an equal distribution of PSU and RSU awards. Therefore, each named executive officer had 50% of their long-term equity compensation in the form of RSUs and the remaining 50% of their long-term equity compensation as PSUs.

Performance Metrics for PSU Awards

For 2017, the Compensation Committee selected the following metrics for PSUs:

•	the Company’s Total Stockholder Return measured against the NASDAQ Composite Index (“Index”); and

•	a financial metric that is based on revenue with an operating margin multiplier.

Once the Compensation Committee selected the metrics, each named executive officer received two separate performance based awards as described in the chart below:

38	ANSYS 2018 Proxy Statement

Award	Metric	Weighting as a % of Total PSU Value
PSU Award 1	Total Stockholder Return	20%
PSU Award 2	Revenue Growth	80%

Please see the Grants of Plan-Based Awards Table on page 46 for additional information on these equity awards.

The TSR Metric

In 2017, the Compensation Committee decided to measure ANSYS’ TSR against the NASDAQ Composite Index (“Index”) rather than the NASDAQ Composite Total Returns Index which was used for the 2016 PSU awards.

Under the relative TSR metric, the Company’s performance is measured versus the Index over three separate one-year performance periods.

Specifically, one hundred percent (100%) of the applicable portion of the award for each sub-period is eligible to be earned or “banked” if the TSR equals the Index over the same period. The applicable portion of the target award will be reduced by three percentage points for each percent by which the Index exceeds the TSR; provided, however, that the applicable portion of the target is reduced to zero percent if the Index exceeds the TSR by twenty-five percent (25%) or more. In addition, zero percent of the applicable portion of the target award will be earned for any sub-period in which there is both a negative TSR and the Index exceeds the TSR. The applicable portion of the target award will be increased by two percentage points for each percent by which the TSR exceeds the Index, up to a maximum of one-hundred and fifty percent (150%) of the target award. If, however, there is negative TSR that still exceeds the Index, a maximum of one hundred percent (100%) of the target may be earned for such period.

For purposes of illustration, the performance assessment is as follows:

Sample ANSYS Total Shareholder Return	Sample Performance Measurement Index	Difference between Sample ANSYS Total Stockholder Return and Performance Measurement Index	Performance Multiplier
40	15	+25	150%
40	30	+10	120%
40	40	0	100%
40	42	-2	94%
40	56	-16	52%
40	65	-25	25%
40	70	-30	0%
-10	-20	+10	100%
-10	-5	-5	0%

Beginning in 2018 there will no longer be banking of shares underlying PSU awards with the TSR metric, and performance will be measured on a 3-year cumulative period.

ANSYS 2018 Proxy Statement	39

The Financial Metric

The financial PSU awards are based on three one-year sub-performance periods. At the end of each sub-performance period, the performance against the pre-established goals is measured and certified. Awards are “banked” and do not vest until the end of a three-year performance period. The goals for the first sub-performance period of the 2017 financial PSU awards were tied to revenue achievement with an operating margin modifier as outlined below.

Revenue Attainment	< 1020	1020	1025	1030	1035	1040	1045	1050	1055	1060	1065
46%	0%	20%	40%	60%	80%	100%	125%	150%	175%	200%	200%
45.5%	0%	18%	36%	54%	72%	90%	125%	150%	175%	200%	200%
45%	0%	16%	32%	48%	64%	80%	112%	135%	175%	200%	200%
44.5%	0%	0%	0%	0%	0%	0%	100%	120%	157%	180%	200%
44.0%	0%	0%	0%	0%	0%	0%	0%	0%	140%	160%	180%

As described above, 2017 was a transitional year for ANSYS. The Company underwent significant leadership changes and established long-term growth strategies. Prior year PSU plans were developed using aggressive goals which were not achieved and were forfeited. Recognizing that this put the Company at risk for disenfranchising critical talent, the new leadership team designed a one-time financial PSU award. Upon the achievement of target for a sub-performance period for these PSUs, 50% of the award will vest and 50% will be “banked” until the end of the three-year performance period.

The Compensation Committee has decided that any new PSUs using the revenue metric will not employ the 50% release mechanism, and all shares will be banked, if earned. No shares for such new PSU grants will vest until the end of the cumulative three-year period.

2017 LTI Performance Results

The TSR Metric

As described above, the PSU award that is tied to TSR measures ANSYS’ TSR compared to the NASDAQ Composite Index. For the 2017 sub-performance period, ANSYS’ TSR was 57.16%, compared to the NASDAQ Composite Index of 27.54%, resulting in 150% of the target amount of the first tranche of the 2017 TSR Performance Share award to be banked. These shares will vest three years from the grant date, contingent upon the executive officer’s continued employment through the vesting date.

The Financial Metric

The Company achieved revenues of $1,090M, significantly above the target of $1,040M established at the beginning of calendar year 2017. The adjusted, non-GAAP operating income results were $508.6M, yielding an operating margin modifier of 46.7%. This superior performance resulted in a maximum payout capped at 200% of target. For the 2017 sub-performance period, 50% of the target amount of the first tranche vested upon certification of the results. The remaining 50% are banked and will vest three years from the grant date, contingent upon the executive officer’s continued employment through the vesting date.

Payouts for both awards are detailed below.

Stock Options

The company did not issue stock options during 2017.

NEO	2017 TSR PSU (# shares granted)	2017 TSR PSU (# shares banked)	2017 Financial PSU (# shares granted)	2017 Financial PSU (# shares banked)	2017 Financial PSU (# shares vested)
Ajei Gopal	7,740	3,870	30,960	10,320	10,320
Maria Shields	2,600	1,300	10,400	3,466	3,466
Richard Mahoney	2,140	1,070	8,560	2,852	2,852
Shane Emswiler	1,600	800	6,400	2,132	2,132
Mark Hindsbo	1,600	800	6,400	2,132	2,132
Fernando Esquivel	1,600	800	6,400	2,132	2,132

40	ANSYS 2018 Proxy Statement

Dr. Gopal 2017 Compensation

With respect to Dr. Gopal’s 2017 compensation, the Compensation Committee considered Dr. Gopal’s background and significant previous leadership expertise and expected level of contributions when determining his level of pay and benefits. After evaluating such factors and looking at our executive compensation peer group, our Compensation Committee believes that Dr. Gopal’s 2017 adjusted base salary, equity awards and other benefits were set at levels determined to be appropriate for his transition as CEO.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of the median compensated of all our employees who were employed as of October 2, 2017 (other than our CEO). The purpose of this new disclosure is to provide a measure of the equitability of pay within our Company. We believe our compensation philosophy and process yield an equitable result for all of our employees. During fiscal 2017, the principal executive officer of ANSYS was our President and

CEO, Ajei Gopal. For 2017, the annual total compensation for Dr. Gopal was $10,299,056 as described in the Summary Compensation Table on page 45. The annual total compensation for our median compensated employee, an employee located in South Korea, was $133,074. Because our median compensated employee was located in South Korea, we converted that employee’s compensation from South Korean Won to U.S. Dollars at a year-to-date average exchange rate of 1130.5677 as of December 31, 2017. Our resulting CEO pay ratio for 2017 was approximately 77:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) annual base salary for permanent employees as of October 2, 2017 (or for hourly employees, the hourly compensation rate multiplied by the target annual work schedule), (B) the target bonus for 2017, (C) the accounting value of any equity awards granted during 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Gopal, whether employed on a full-time, part-time, temporary, or seasonal basis. For non-permanent employees that joined the Company during 2017, annual salary rates were adjusted to account only for the portion of the year that they were employed by the Company. The Company did not use statistical sampling nor did it rely on the data privacy or the de minimis exemption.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Other Compensation Policies and Information

Employee Benefits and Perquisites

Employee benefits are provided to all eligible employees, including our named executive officers, which the

Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include, in the United States, medical, dental, vision insurance, a 401(k) retirement plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other programs.

Stock Ownership Guidelines

The Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. As a result, our Board has adopted stock ownership guidelines for members of our Executive Leadership Team and our Senior Leadership Team as indicated below. The guidelines were increased with effect from January 1, 2018.

ANSYS 2018 Proxy Statement	41

ANSYS Executive Officer Stock Ownership Guidelines
	2017 ANSYS	2018 ANSYS
CEO	3x Annual Salary	5x Annual Salary

Executive Leadership Team	2x Annual Salary	3x Annual Salary

Senior Leadership Team	1x Annual Salary	2x Annual Salary

Timeframe to achieve guideline	4 years	5 years

Shares that count against guideline	1/2 in shares of stock; balance can be in the money options	No change

Compensation Risk Assessment

The Compensation Committee, with the assistance of Compensia, assesses and considers potential risks when reviewing and approving our compensation policies and practices for the executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgement and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse impact on us in the future.

Equity Grant Policy

Under the ANSYS, Inc. Equity Grant Policy, all equity granted under the Company’s equity incentive plans, and the terms and conditions governing such grants, must be authorized and approved by our Compensation Committee. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our Equity Grant Policy.

Our Compensation Committee may authorize block grants of options or RSUs for employees who are not our executive officers or directors and may delegate the allocation of awards under these blocks to our CEO, CFO, General Counsel and/or Vice President of Human Resources.

Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make awards under the following three types of equity blocks: (i) new hire RSU grants of up to $500,000 per new hire, so long as the aggregate number of grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; (ii) grants of RSUs to current employees for the achievement of extraordinary objectives or for special retention purposes of up to $150,000 per employee (known as “recognition and retention grants”), so long as the aggregate number of shares subject to grants in a calendar year does not exceed the applicable total number of shares approved by the Compensation Committee for such block grant; and (iii) stock option and RSU grants to new employees acquired in connection with designated business combinations, not to exceed an aggregate grant date fair value of ten percent (10%) of the purchase price, of each delegated business combination or such higher amount as may be approved by the Compensation Committee.

Under our Equity Grant Policy, grants to existing directors, officers, employees, consultants and key persons generally occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for grants will generally be as follows: (i) the later of (a) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, (b) two business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter; (ii) for non-employee directors, on the date of the Company’s annual stockholder meeting, unless otherwise determined by our Compensation Committee; (iii) for delegated new hire grants and business combination grants, on the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date; or (iv) for delegated recognition and retention grants for existing employees, on the last business day of the month in which such grant was approved.

No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant or exercise price for all grants will be the fair market value of the stock on the grant date. The fair market value for any PSU awards or RSU awards will be the average closing price of the stock over the 20 trading days immediately preceding and including the grant date.

Clawback of Compensation

On May 12, 2010, our Board of Directors established a Recoupment of Compensation policy. Under the policy, if our Board determines in its sole discretion that the Company’s financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board shall have the discretion to use commercially reasonable best efforts to remedy the misconduct and

42	ANSYS 2018 Proxy Statement

prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains made under equity-based awards made, from any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence in the event that one of the Company’s executive officers violates the terms of a non-competition agreement with the Company. The Recoupment of Compensation policy is part of our Corporate Governance Guidelines and is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Anti-Hedging Policy

Under our Policy on Insider Trading and Insider Trading Procedures, no insider, which includes all of our Directors and named executive officers, among others, may at any time sell any securities of the Company that are not owned by such insider at the time of sale (a “short sale”). In addition, no insider may buy or sell puts, calls or other derivative securities of the Company, or pledge securities of the Company, at any time.

Perquisites

Some of our executives receive de minimis benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

All of our named executive officers are eligible to participate in the same Company retirement plans that are available to all of our eligible employees. Our corporate health and other insurance plans are the same for all eligible employees, and our executives’ pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, except as provided in certain employment agreements, as required under local law, or our Executive Severance Plan, details of which are included below under “Employment, Severance and Change-of-Control Agreements.” Our U.S.-based employees are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar-for-dollar match for the first

3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our executive officers.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change of Control Agreements.”

Employment, Severance and Change of Control Agreements

All of our U.S.-based employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

Gopal Agreement

We entered into an employment agreement with Dr. Gopal on August 29, 2016, pursuant to which Dr. Gopal’s employment was for an initial term of one year, to automatically continue for additional one-year periods unless either party elects not to renew on 60 days prior written notice or the employment is earlier terminated by either party. Under the terms of the employment agreement, Dr. Gopal received an annual base salary of $550,000, which was increased to $750,000 by the Board in December 2016 in connection with his transition to become our CEO in January 2017, and a targeted annual bonus opportunity of 100% of his base salary in accordance with bonus goals set by the Board.

In the event that Dr. Gopal’s employment with us is terminated by us without “cause” or as a result of his resignation with “good reason,” Dr. Gopal will be entitled to (i) receive an amount equal to two times the sum of his then effective base salary plus his target bonus, payable over 24 months in equal installments, (ii) in certain circumstances a monthly payment by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination, (iii) the vesting of a portion of the time-based vesting restricted stock units included in

ANSYS 2018 Proxy Statement	43

the Initial RSUs (as defined below) as if Dr. Gopal had been employed for an additional two years, and (iv) the period of time during which Dr. Gopal may exercise his vested stock options shall be extended to the longer of (x) three months after his date of termination or (y) seven days after the commencement of our first open trading window that occurs after the date of termination, but in no event later than the 10-year expiration date of such options.

If a termination under such circumstances occurs during the period beginning 60 days prior to the effective date of a definitive agreement that will result in a change in control and ending 18 months after the consummation (closing) of a change in control, then, in lieu of the benefits described in the foregoing sentence, Dr. Gopal will be entitled to (a) the amounts described in clause (i) above, which will be paid in a lump sum in certain circumstances rather than over 24 months, (b) the acceleration and vesting of all outstanding stock options or other stock-based awards held by Dr. Gopal, subject to any performance or metric-based requirements set forth therein which shall be separately determined as set forth in the applicable award agreement and (c) in certain circumstances, a monthly payment by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination.

Dr. Gopal has agreed to be subject to certain non-competition, non-solicitation and non-hire provisions during the term of his employment and for 24 months following the termination of his employment, subject to certain carve-outs for passive involvement in private equity firms with competitive investments, serving as a board member (or equivalent) of businesses with a de minimis competitive activity or serving as an executive of a business with a de minimis competitive activity provided that he has no involvement with the competitive activity.

Executive Severance Plan

On February 17, 2010, the Company adopted the ANSYS, Inc. Executive Severance Plan, which was amended as of July 29, 2014, (“Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Executive Severance Plan, covered executives whose employment with the Company is terminated for any reason other than for cause, death or disability will receive a lump-sum severance payment equal to the sum of six months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as twelve months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate. In the event the employment of a covered executive is terminated for any reason other than for cause, death or disability, or by the covered executive with good reason, in either case within eighteen months after a change of control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of twelve months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, (b) receive twelve months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment. Dr. Gopal does not participate in the Executive Severance Plan.

All of our executive equity award agreements are subject to “double-trigger” vesting, meaning that if within eighteen months of a change of control, their respective employment is terminated without cause or is terminated by such executive after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and other equity incentives awarded to that employee would become fully vested. Assuming a change of control occurred on December 31, 2017, their employment terminated on December 31, 2017, and the price per share paid in the change of control is the closing market price as of December 29, 2017, Dr. Gopal would have received $24,821,841, Ms. Shields would have received $10,071,099, Mr. Mahoney would have received $5,062,331, Mr. Hindsbo would have received $4,602,004, and Mr. Emswiler would have received $4,210,300 in connection with the vesting of their stock options, PSUs and RSUs.

Had a change of control occurred during 2017 and had their employment been terminated on December 31, 2017, our executive officers would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 50 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements to protect the interests of our senior executives when a potential change of control could affect our executives’ job security, authority or compensation, and believes that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board and stockholders that is not related to such concerns.

44	ANSYS 2018 Proxy Statement

COMPENSATION EARNED

SUMMARY COMPENSATION TABLE

(FISCAL YEAR 2017)

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan ($)(4)	Change in Pension Value & Non- qualified Deferred Earnings ($)	All Other Compensation	Total
Ajei S. Gopal	2017	$750,000	$205,537	$8,339,153	—	$769,463	—	$234,903	$10,299,056
Chief Executive Officer
	2016	$183,333	$201,000	$5,000,000	$5,000,000	—	—	$29,616	$10,413,949
Maria T. Shields	2017	$384,750	$90,938	$3,161,198	—	$263,428	—	$11,413	$3,911,727
Chief Financial Officer and Senior Vice	2016	$370,833	$268,470	$1,393,672	—	—	—	$11,818	$2,044,793
President of Finance and Administration	2015	$345,333	$229,875	$2,294,785	—	—	—	$10,643	$2,880,636
Rick Mahoney	2017	$370,000	$138,750	$2,305,657	—	$334,943	—	$53,683	$3,203,333
Senior VP Worldwide
Sales and Customer	2016	$21,109	—	$554,940	$738,987	—	—	—	$1,315,036
Experience
Mark Hindsbo	2017	$274,000	$82,800	$2,023,835	—	$99,940	—	$748	$2,481,323
VP and GM, Design
Business Unit	2016	$266,667	$130,200	$747,824				—	$1,144,691
	2015	$151,667	$72,500	$501,820	$753,000			$134,486	$1,613,473
Shane Emswiler	2017	$259,153	$97,875	$1,723,856	—	$94,508	—	$8,649	$2,184,041
VP and GM,
Electronics, Fluids and Mechanical
Business Unit
Fernando Esquivel	2017	$266,000	$60,300	$1,923,806	—	$145,564	—	$6,472	$2,402,142
Vice President,
Human Resources

(1)	Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2017 that is tied to Individual Results as described in more detail in the Compensation Discussion and Analysis beginning on page 32.

(2)	Operating metric-based PSUs and time-based RSUs are determined based on a price per share which was the closing price of the Company’s common stock on the date of grant. TSR-based PSUs are valued at $120.71 per share using a Monte Carlo simulation model. For 2017, the grant date was March 5, 2017 and the closing price of a share of the Company’s common stock was $106.30. For 2016, the grant date for Ms. Shields and Mr. Hindsbo was March 5, 2016 and the closing price of a share of the Company’s common stock was $87.07. For 2015, the grant date for Ms. Shields was March 5, 2015 and the closing price of a share of the Company’s common stock was $86.38. For 2015, the grant date for Mr. Hindsbo was June 30, 2015 and the closing price of a share of the Company’s common stock was $91.24. Dr. Gopal joined the Company in August 2016. For 2016, the grant date for his award was August 31, 2016 and the closing price of a share of the Company’s common stock was $95.09. Mr. Mahoney joined the Company in December 2016. For 2016, the grant date for his award was December 30, 2016 and the closing price of a share of the Company’s common stock was $92.46. The estimated fair value of PSUs is calculated based on the probable outcome of the performance measures. If maximum performance is attained, 200% of the target number of operating metric-based PSUs and 150% of the target number of TSR-based PSUs will vest. See the Grants of Plan-based Awards for regarding maximum payouts.

(3)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 11 to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 23, 2017 for the relevant assumptions used to determine the valuation of our option awards in 2016. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs. There were no stock options granted to named executive officers in 2017.

(4)	Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2017 that is tied to Company Financial Results as described in more detail in the Compensation Discussion and Analysis beginning on page 32.

(5)	For 2017, for Dr. Gopal, consists of a relocation payment of $234,903. For Ms. Shields, Mr. Hindsbo, Mr. Emswiler, and Mr. Esquivel consists of contributions to the 401(k) plan for 2017. For Mr. Mahoney, consists of a relocation payment of $53,683.

ANSYS 2018 Proxy Statement	45

GRANTS OF PLAN-BASED AWARDS (FISCAL YEAR 2017)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Ajei S. Gopal	(2)	542,088	637,750	1,275,500
Chief Executive	(3) 3/5/2017				1,651	30,960	61,920				3,291,048
Officer	(4) 3/5/2017				645	7,740	11,610				934,295
	(5) 3/5/2017							38,700			4,113,810
Maria T. Shields	(2)	185,513	218,250	327,375
Chief Financial	(3) 3/5/2017				555	10,400	20,800				1,105,520
Officer and Senior	(4) 3/5/2017				217	2,600	3,900				313,846
VP of Finance and	(5) 3/5/2017							3,386			359,932
Administration	(5) 3/5/2017							13,000			1,381,900
Rick Mahoney	(2)	235,875	277,500	416,250
Senior VP	(3) 3/5/2017				457	8,560	17,120				909,928
Worldwide Sales	(4) 3/5/2017				178	2,140	3,210				258,319
and Customer	(5) 3/5/2017							10,700			1,137,410
Experience
Mark Hindsbo	(2)	70,338	82,750	124,125
VP and GM, Design	(3) 3/5/2017				341	6,400	12,800				680,320
Business Unit	(4) 3/5/2017				133	1,600	2,400				193,136
	(5) 3/5/2017							2,822			299,979
	(5) 3/5/2017							8,000			850,400
Shane Emswiler	(2)	66,555	78,300	117,450
VP and GM,	(3) 3/5/2017				341	6,400	12,800				680,320
Electronics, Fluids	(4) 3/5/2017				133	1,600	2,400				193,136
and Mechanical	(5) 3/5/2017							8,000			850,400
Fernando Esquivel	(2)	102,510	120,600	180,900
Vice President,	(3) 3/5/2017				341	6,400	12,800				680,320
Human Resources	(4) 3/5/2017				133	1,600	2,400				193,136
	(5) 3/5/2017							1,881			199,950
	(5) 3/5/2017							8,000			850,400

(1)	As approved by the Compensation Committee on February 16, 2017.

(2)	Amount represents the portion of the Performance Based Cash Bonus that is tied to Company results as described on page 37. The Compensation Committee established individual annual bonus targets as a percentage of the respective participant’s base salary (ranging from 60% to 100%) in accordance with the compensation goals and payout levels described more fully in the “Performance Based Cash Bonuses” section of the Compensation Discussion and Analysis above. On February 15, 2018, the Compensation Committee certified a payout of 120.7% of target.

(3)	Amount represents a grant of PSUs under our Fifth Amended and Restated 1996 Stock Option and Grant Plan. The Compensation Committee established performance goals based on Revenue and Operating Margin as described on page 40. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 5.3% (16% of one-third of the target award value) of the shares at threshold performance for 1 sub-performance period, to 100% of the shares at target performance and 200% of the shares at maximum goal achievement.

(4)	Amount represents a grant of PSUs under our Fifth Amended and Restated 1996 Stock Option and Grant Plan. The Compensation Committee established performance goals based on Total Shareholder Return as described on page 39. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 3.3% (25% of one-third of the target award value) of the shares at threshold performance for 1 sub-performance period, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(5)	Amount represents a grant of time-based RSUs with a four-year vesting period under our Fifth Amended and Restated 1996 Stock Option and Grant Plan. On March 5, 2018, one-fourth of the RSUs vested. The remaining three-fourths of such RSU award will vest in accordance with its terms on the second, third and fourth anniversary of the grant date, contingent upon continued employment.

46	ANSYS 2018 Proxy Statement

OUTSTANDING EQUITY AWARDS (FISCAL YEAR 2017)

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (21)
Ajei S. Gopal	52,220	156,662		95.09	8/31/2026					(1)
Chief Executive Officer						35,054	5,173,620			(2)
						38,700	5,711,733			(3)
								30,960	4,569,386	(4)
								7,740	1,142,347	(5)
Maria T. Shields Chief Financial	6,000			40.89	11/16/2019					(6)
Officer and Senior VP of	31,000			48.97	11/15/2020					(7)
Finance and	31,000			58.67	11/14/2021					(8)
Administration	18,000			67.44	11/14/2022					(9)
						1,525	225,075			(6)
						3,800	560,842			(7)
						6,150	907,679			(8)
						16,386	2,418,410			(3)
								3,800	560,842	(9)
								3,800	560,842	(10)
								11,576	1,708,502	(11)
								4,100	605,119	(12)
								4,100	605,119	(13)
								10,400	1,534,936	(4)
								2,600	383,734	(5)
Rick Mahoney	7,500	22,500		92.49	12/30/2026					(14)
Senior VP Worldwide Sales						4,500	664,155			(15)
and Customer						10,700	1,579,213			(3)
Experience
								8,560	1,263,370	(4)
								2,140	315,843	(5)
Mark Hindsbo		5,000		91.24	6/30/2025					(16)
VP and GM, Design Business						2,750	405,873			(17)
Unit						3,300	487,047			(8)
						10,822	1,597,219			(3)
								2,200	324,698	(12)
								2,200	324,698	(13)
								6,400	944,576	(4)
								1,600	236,144	(5)

ANSYS 2018 Proxy Statement	47

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (21)
Shane Emswiler						800	118,072			(6)
VP and GM, Electronics,						1,824	269,204			(7)
Fluids and Mechanical						4,500	664,155			(8)
Business Unit						1,753	258,725			(18)
						8,000	1,180,720			(3)
								1,825	269,352	(9)
								1,825	269,352	(10)
								1,600	236,144	(5)
								6,400	944,576	(4)
Fernando Esquivel	2,500	7,500		89.10	5/31/2026					(19)
Vice President,						3,000	442,770			(20)
Human Resources						9,881	1,458,337			(3)
								6,400	944,576	(4)
								1,600	236,144	(5)

(1)	Amount represents an award of time-based stock options granted under our equity plan which are exercisable at the fair market value on the grant date and vests on August 31 of each year from 2017-2020. On August 31, 2017, 52,220 options vested and became exercisable.
(2)	Amount represents a grant of time-based RSUs on August 31, 2016 under our equity plan with a four-year vesting period. On August 31, 2017, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(3)	Amount represents a grant of time-based RSUs on March 5, 2017 under our equity plan with a four-year vesting period. On March 5, 2018, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(4)	Amount represents a grant on March 5, 2017 of PSUs under our equity plan. The Compensation Committee established performance goals based on revenue attainment and operating margin as described on page 40.
(5)	Amount represents a grant on March 5, 2017 of PSUs under our equity plan. The Compensation Committee established performance goals based on total shareholder return as described on page 39.
(6)	Amount represents a grant of time-based RSUs on March 5, 2014 under our equity plan with a four-year vesting period. On March 5, 2018, the final one-fourth of the RSUs vested.
(7)	Amount represents a grant of time-based RSUs on March 5, 2015 under our equity plan with a four-year vesting period. On March 5, 2018, the one-fourth of the RSUs vested. The remaining one-fourths of such RSU awards will vest in accordance with its terms on the fourth and final anniversary of the grant date.
(8)	Amount represents a grant of time-based RSUs on March 5, 2016 under our equity plan with a four-year vesting period. On March 5, 2018, the one-fourth of the RSUs vested. The remaining two-fourth of such RSU awards will vest in accordance with its terms on the third and fourth anniversary of the grant date.
(9)	Amount represents a grant on March 5, 2015 of PSUs under our equity plan. The Compensation Committee established performance goals based on total shareholder return. On February 15, 2018, the Compensation Committee certified the performance metrics and the earned shares were released to the participants in in accordance with its terms.

48	ANSYS 2018 Proxy Statement

(10)	Amount represents a grant on March 5, 2015 of PSUs under our equity plan. The Compensation Committee established performance goals based on revenue and operating margin. On February 15, 2018, the Compensation Committee certified the performance goals and the earned shares were released to the participants in accordance with its terms.
(11)	Amount represents an individual performance grant on March 5, 2015 of PSUs under our equity plan. The Compensation Committee established performance goals based on individual performance goals. On February 15, 2018, the Compensation Committee certified the underlying performance goals were not achieved and the shares were forfeited in accordance with its terms.
(12)	Amount represents a grant on March 5, 2016 of PSUs under our equity plan. The Compensation Committee established performance goals based on total shareholder return. The shares, if earned, will vest in accordance with its terms on the third anniversary of the grant date.
(13)	Amount represents a grant on March 5, 2016 of PSUs under our equity plan. The Compensation Committee established performance goals based on revenue and operating margin. The shares, if earned, will vest in accordance with its terms on the third anniversary of the grant date.
(14)	Amount represents an award of time-based stock options granted under our equity plan which are exercisable at the fair market value on the grant date and vests on December 30 of each year from 2017-2020. On December 30, 2017, 7,500 options vested and became exercisable.
(15)	Amount represents a grant of time-based RSUs on December 30, 2016 under our equity plan with a four-year vesting period. On December 30, 2017, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(16)	Amount represents an award of time-based stock options granted under our equity plan which are exercisable at the fair market value on the grant date and vests on June 30 of each year from 2016-2019. On June 30, 2017, 5,000 options vested and became exercisable.
(17)	Amount represents a grant of time-based RSUs on December 30, 2016 under our equity plan with a four-year vesting period. On December 30, 2017, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(18)	Amount represents a grant of time-based RSUs on November 15, 2016 under our equity plan with a four-year vesting period. On November 15, 2017, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(19)	Amount represents an award of time-based stock options granted under our equity plan which are exercisable at the fair market value on the grant date and vests on May 31 of each year from 2017-2020. On May 31, 2017, 2,500 options vested and became exercisable.
(20)	Amount represents a grant of time-based RSUs on May 31, 2016 under our equity plan with a four-year vesting period. On May 31, 2017, one-fourth of the RSUs vested. The remaining three-fourths of such RSU awards will vest in accordance with its terms on the second, third and fourth anniversary of the grant date.
(21)	Determined based on a price per share which was the closing price of the Company’s common stock as of December 29, 2017 ($147.59), the last business day of the year.

ANSYS 2018 Proxy Statement	49

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ajei S. Gopal	0	0	22,327	2,844,388
Chief Executive Officer
Maria T. Shields	25,000	2,055,075	7,106	745,794
Chief Financial Officer and Senior VP of Finance and Administration
Rick Mahoney	0	0	1,500	221,385
Senior VP Worldwide Sales and Customer Experience
Mark Hindsbo	5,000	302,300	2,475	284,240
VP and GM, Design Business Unit
Fernando Esquivel	0	0	1,000	126,330
Vice President, Human Resources
Shane Emswiler	10,000	845,900	4,537	495,925
VP and GM, Electronics,
Fluids and Mechanical Business Unit

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL UNDER EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL AGREEMENTS

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers was terminated as of December 31, 2017 (i) without cause, (ii) in the case of Dr. Gopal, without cause or for good reason or (iii) in the case of the named executive officers other than Dr. Gopal, if the employee is terminated by us without cause within 18 months after a change of control (and for Dr. Gopal, within 60 days prior to a definitive agreement that will result in a change of control and including if he resigns for good reason within that time period).

	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($) (2)
Ajei S. Gopal
Chief Executive Officer	3,000,000	28,846	—	3,028,486
Maria T. Shields
Chief Financial Officer and Senior VP of Finance and Administration	679,000	15,785	15,000	707,785
Rick Mahoney
Senior VP Worldwide Sales and Customer Experience	740,000	19,212	15,000	774,212
Mark Hindsbo
VP and GM, Design Business Unit	417,600	3,640	15,000	436,240
Shane Emswiler
VP and GM, Electronics,
Fluids and Mechanical Business Unit	428,800	2,577	15,000	446,240
Fernando Esquivel
Vice President, Human Resources	441,600	8,227	15,000	464,827

50	ANSYS 2018 Proxy Statement

1.	Consists of accrued vacations.
2.	Dr. Gopal is generally entitled to receive two years of salary, his target bonus and certain benefits if terminated without cause by us or if he resigns with good reason. Ms. Shields, Mr. Mahoney, Mr. Hindsbo, Mr. Emswiler, and Mr. Esquivel are subject to the Company’s Executive Severance Plan, which entitles them to six months base salary and target bonus, twelve months of benefits and outplacement services (or, if terminated within 18 months after a change of control, twelve months base salary and target bonus, twelve months of benefits and outplacement services).

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their equity awards under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally place a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

ANSYS 2018 Proxy Statement	51

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for fiscal 2017 with management, and has recommended to our

Board that the CD&A be included in our proxy statement for fiscal 2017, and be incorporated by reference in our Annual Report on Form 10-K for fiscal 2017 for filing with the

Securities and Exchange Commission.

Compensation Committee

Patrick J. Zilvitis, Chair

Guy E. Dubois

Ronald W. Hovsepian

William R. McDermott

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be beneficial owner of more than five percent of our common stock as of December

31, 2017. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the SEC.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,643,050	(1)	10.27%
FMR, LLC 245 Summer Street Boston, MA 02210	6,749,053	(2)	8.02%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	6,174,283	(3)	7.34%
Eaton Vance Management 2 International Place Boston, MA 02110	4,565,113	(4)	5.43%

(1)	The information reported is based on Amendment No. 5 to Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2018 reporting beneficial ownership as of December 31, 2017. Of the shares beneficially owned, The Vanguard Group, Inc. has sole power to vote with respect to 121,735 shares, shared power to vote with respect to 23,808 shares, sole power to direct disposition with respect to 8,498,363 shares, and shared power to direct disposition with respect to 144,737 shares. The Vanguard Group, Inc. is a parent holding company for the following wholly-owned subsidiaries that own shares of our Common Stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(2)	The information reported is based on Amendment No. 10 to Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018 reporting beneficial ownership as of December 31, 2017. Of the shares beneficially owned, BlackRock, Inc. has the sole power to vote with respect to 5,953,722 shares and sole power to direct disposition with respect to 6,749,053 shares. BlackRock, Inc. is a parent holding company for the following subsidiaries that own shares of our Common Stock: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.
(3)	The information reported is based on Amendment No. 17 to Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2018 reporting beneficial ownership as of December 29, 2017. Of the shares beneficially owned, FMR LLC has the sole power to vote with respect to 671,539 shares and the sole power to direct disposition with respect to 6,174,283 shares. FMR LLC is a parent holding company for the following wholly-owned subsidiaries that own shares of our Common Stock: FMR Co., Inc. and Strategic Advisers, Inc.
(4)	The information reported is based on Amendment No. 1 to Schedule 13G/A filed by Eaton Vance Management with the SEC on February 14, 2018 reporting beneficial ownership as of December 31, 2017. Of the shares beneficially owned, Eaton Vance Management has the sole power to vote with respect to 4,565,113 shares, and the sole power to direct disposition with respect to 4,565,113 shares.

52	ANSYS 2018 Proxy Statement

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of March 6, 2018, based upon their representations to the Company.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent(2)
Ajei S. Gopal(3)	105,040	*
Maria T. Shields(4)	126,945	*
Richard Mahoney(5)	1,625	*
Mark Hindsbo(6)	7,592	*
Shane Emswiler(7)	11,080	*
James E. Cashman(8)	576,602	*
Guy E. Dubois(9)	5,217	*
Alec D. Gallimore(10)	0	*
Ronald W. Hovsepian(11)	26,323	*
William R. McDermott(12)	39,420	*
Bradford C. Morley(13)	38,000	*
Barbara V. Scherer(14)	15,815	*
Michael C. Thurk(15)	63,600	*
Patrick J. Zilvitis(16)	22,045	*
All Executive Officers and Directors as a group (14 persons)	934,264	1.1%

* Less than 1%
(1)	Addresses are c/o ANSYS, Inc., Southpointe, 2600 ANSYS Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of March 6, 2018 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after March 6, 2018. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after March 6, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of March 6, 2018, a total of 84,120,045 shares of Common Stock were issued and outstanding.
(3)	Includes 27,284 DSUs, 25,536 shares of Common Stock and vested options to purchase 52,220 shares. Excludes 90,830 unvested RSUs, 60,297 unvested PSUs and unvested options to purchase 156,662 shares.
(4)	Includes 65,945 shares of Common Stock and vested options to purchase 61,000 shares. Excludes 27,271 unvested RSUs and 28,278 unvested PSUs.
(5)	Includes 1,625 shares of Common Stock. Excludes 22,910 unvested RSUs, 19,659 unvested PSUs and unvested options to purchase 22,500 shares.
(6)	Includes 7,592 shares of Common Stock. Excludes 18,243 unvested RSUs, 16,369 unvested PSUs and unvested options to purchase 5,000 shares.
(7)	Includes 11,080 shares of Common Stock. Excludes 17,730 unvested RSUs, and 12,599 unvested PSUs.
(8)	Includes 326,848 shares of Common Stock by direct ownership, 64,500 shares of Common Stock owned via a partnership, and vested options to purchase 185,254 shares. Excludes 33,658 unvested RSUs, and 35,000 unvested PSUs.
(9)	Includes 3,360 shares of Common Stock and 1,857 DSUs. Excludes 2,454 unvested RSUs.
(10)	Excludes 840 unvested RSUs.
(11)	Includes 4,800 shares of Common Stock and 21,523 DSUs. Excludes 2,454 unvested RSUs.
(12)	Includes 39,420 DSUs. Excludes 2,454 unvested RSUs.
(13)	Includes 2,300 shares of Common Stock, 11,200 DSUs and vested options to purchase 24,500 shares. Excludes 2,454 unvested RSUs.
(14)	Includes 800 shares of Common Stock and 15,015 DSUs. Excludes 2,454 unvested RSUs.
(15)	Includes 4,000 shares of Common Stock, 17,600 DSUs and vested options to purchase 42,000 shares. Excludes 2,454 unvested RSUs.
(16)	Includes 200 shares of Common Stock and 21,845 DSUs. Excludes 2,454 unvested RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively

“Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons, all reporting persons complied with the applicable filing requirements.

ANSYS 2018 Proxy Statement	53

OTHER MATTERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2018 ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and contains selected practical information about casting your vote. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be asked to consider and vote upon the following matters:

•	The election of two (2) Class I Directors for three-year terms;

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•	The compensation of the Company’s named executive officers on a non-binding, advisory basis; and

•	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR the nominees for election as Class I directors;

•	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

•	FOR the approval, on a non-binding advisory basis, of the Company’s named executive officer compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 20, 2018 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had approximately 84,059,121 shares of common stock outstanding and approximately 97,223 stockholders of record. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of Directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the notice for the annual meeting was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the annual meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the annual meeting. However, since beneficial owners are not the stockholders of record, you may not vote your shares in person at the annual meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

How do I vote?

If you are a registered stockholder, you may:

•	instruct the proxy holder or holders on how to vote your shares by using the internet voting site or the toll-free telephone number listed on the notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 17, 2018 (have your proxy card in hand when you call or visit the website);

•	instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the annual meeting; or

•	vote by written ballot in person at the annual meeting.

54	ANSYS 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2018 ANNUAL MEETING (cont.)

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether internet or telephone voting, are available.

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the annual meeting.

If you are a registered stockholder, you may change your vote by:

•	entering a new vote via internet or by telephone by 11:59 p.m. Eastern Time on May 17, 2018;

•	returning a later-dated proxy card which must be received by the time of the Annual Meeting; or

•	completing a written ballot in person at the annual meeting.

If you are a registered stockholder, you may revoke your proxy at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy card bearing a later date, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.

If you are a street name stockholder, you may change your vote by:

•	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

•	completing a written ballot at the annual meeting; provided that you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What happens if I properly execute a proxy but instructions are not given in the proxy?

If instructions are not given, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this proxy statement, the approval on a non-binding, advisory basis of the compensation of the Company’s named executive officers, and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

If you hold your stock in street name at a broker, your broker may under certain circumstances vote on “discretionary” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker does not have the authority to vote on any “non-discretionary” proposals at the annual meeting and a “broker non-vote” would occur.

What are “broker non-votes”?

Generally, if securities are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the securities. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “discretionary,” but not with respect to “non-discretionary” matters. Broker non-votes occur when a beneficial owner of stock held in street name does not give instructions to the broker or other agent holding the stock as to how to vote on a matter deemed “non-discretionary.” If a broker or other record holder of our stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own stock through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the annual meeting.

ANSYS 2018 Proxy Statement	55

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2018 ANNUAL MEETING (cont.)

Why did I receive a notice regarding the availability of proxy materials on the internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to provides our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the internet. On or about April 9, 2018, we mailed to our stockholders the notice that contains instructions on how to access our proxy materials on the internet, how to vote at the annual meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and keep our annual meeting process efficient.

How many votes are needed for approval of each matter?

•	Proposal 1: Each Director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each Director nominee. Broker non-votes and abstentions will have no effect on the outcome of the election.
•	Proposal 2: The ratification of the appointment of Deloitte & Touche LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

•	Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board.

Who will pay for the expenses of solicitation of proxies and what are the methods of solicitation?

The Company will pay the entire expense of soliciting proxies for our annual meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

56	ANSYS 2018 Proxy Statement

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Stockholder proposals, other than nominations of directors pursuant to our proxy access bylaw, intended to be presented at the Company’s 2019 annual meeting of stockholders must be received by the Company on or before December 7, 2018, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: General Counsel and Secretary, ANSYS, Inc., Southpointe, 2600 ANSYS Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2019 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 18, 2019, nor later than March 3, 2019, in accordance with the Company’s bylaws.

Stockholders who meet the applicable eligibility requirements under the proxy access provision of our bylaws and wish to include nominees for our Board in the Company’s proxy statement for the 2019 annual meeting must notify us between December 19, 2018 and January 18, 2019. The nominees will be evaluated in the same manner as those nominated by the directors.

Expenses of Solicitation

The Company will pay the entire expense of soliciting proxies for our annual meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Other Matters

Our Board does not know of any matters other than those described in this proxy statement which will be presented for action at the annual meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

ANSYS 2018 Proxy Statement	57

ANSYS, INC.

ATTN: JOE STEITZ

SOUTHPOINTE

2600 ANSYS DRIVE

CANONSBURG, PA 15317

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/anss2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E36320-P00163 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ANSYS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees: For Against Abstain

1a. Guy E. Dubois

1b. Alec D. Gallimore

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

3. The compensation of our named executive officers, to be voted on a non-binding, advisory basis.

NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Stockholder Letter are available at www.proxyvote.com.

E36321-P00163

ANSYS, INC.

Annual Meeting of Stockholders May 18, 2018 11:30 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints AJEI S. GOPAL and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, INC. to be held virtually on Friday, May 18, 2018, at 11:30 a.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side